Exhibit 10.17
EXECUTION COPY
FIRST MERCURY FINANCIAL CORPORATION

SERIES A CONVERTIBLE PREFERRED STOCK
PURCHASE AGREEMENT

MARCH 1, 2004

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

List of Exhibits
To
Series A Convertible Preferred Stock Purchase Agreement

Exhibit A	-	Form of Amended and Restated Certificate of Incorporation

Exhibit B	-	Form of Arpco Stock Purchase Agreement

Exhibit C	-	Form of Quantum Merger Agreement

Exhibit D	-	Form of Opinion of Company Counsel

Exhibit E	-	Form of Registration Rights Agreement

Exhibit F	-	Form of Stockholders Agreement

Exhibit G	-	Form of Agreement with Glencoe for Advisory Services

Exhibit H	-	Form of Director Indemnification Agreement

Exhibit I	-	Form of Non-Competition and Confidentiality Agreement

Exhibit J	-	Form of Management Rights Letter Agreement

Exhibit K	-	Form of Employment Agreement

Exhibit L	-	Form of Compliance Certificate

Exhibit M	-	Form of Annual Plan for Fiscal Year 2004

List of Schedules
to
Series A Convertible Preferred Stock Purchase Agreement
Disclosure Schedule:

Section 2.1	-	Organization and Foreign Qualification
Section 2.2	-	Authorization and Non-Contravention
Section 2.4	-	Capitalization
Section 2.5	-	Subsidiaries
Section 2.6(a)	-	Financial Statements
Section 2.6(b)	-	Projections
Section 2.6(c)	-	Statutory Statements
Section 2.6(e)	-	Company Investments
Section 2.7	-	Certain Developments
Section 2.8	-	Undisclosed Liabilities
Section 2.9(a)	-	Accounts Payable
Section 2.9(b)	-	Accounts Receivable
Section 2.10(a)	-	Transactions with Affiliates
Section 2.10(b)	-	Distributions to Stockholders
Section 2.11	-	Properties
Section 2.12	-	Tax Matters
Section 2.13	-	Certain Contracts and Arrangements
Section 2.14	-	Intellectual Property
Section 2.15	-	Litigation
Section 2.16	-	Labor Matters
Section 2.17	-	Employee Benefit Programs
Section 2.18(a)	-	Employees
Section 2.18(b)	-	Producers
Section 2.19	-	Insurance
Section 2.20	-	Licenses and Permits
Section 2.21(a)	-	Compliance with Laws
Section 2.21(b)	-	Policies and Business Guidelines
Section 2.21(e)	-	Deposits
Section 2.22	-	Reinsurance
Section 2.24	-	Investment Banking; Brokers

Schedule 5.15	-	Required Consents
Schedule 5.20	-	Outstanding Stock Options
Schedule of Key Employees

(ii)

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT
     This Series A Convertible Preferred Stock Purchase Agreement (this “Agreement”) is made as of this 1st day of March, 2004 by and between First Mercury Financial Corporation, a Delaware corporation (the “Holding Company”), and FMFC Holdings, LLC, a Delaware limited liability company (the “Investor”). Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 8 hereof.
SECTION 1 PURCHASE AND SALE
          1.1 Description of Securities. The Holding Company has authorized the issuance and sale to the Investor of up to 400 shares of its Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), with the rights, preferences and other terms set forth in Exhibit A attached hereto, which are convertible into shares of the Holding Company’s Common Stock, par value $.01 per share (the “Common Stock”). For purposes of this Agreement, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued hereunder are referred to as the “Conversion Shares.” The Holding Company has authorized and reserved and covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its authorized but unissued shares of Common Stock necessary to satisfy the conversion rights of the holders of Series A Preferred Stock issued hereunder.
          1.2 Purchase Price and Closing. Upon the terms and subject to the conditions contained herein, and in reliance on the representations, warranties, covenants, terms and conditions of this Agreement, the Holding Company shall issue and sell to the Investor, and the Investor shall purchase from the Holding Company at the purchase price of $100,000 per share either (i) 400 shares of Series A Preferred Stock if the closing condition specified in Section 5.8(a) is satisfied or (ii) 250 shares of Series A Preferred Stock if the closing condition specified in Section 5.8(b) is satisfied. The number of shares of Series A Preferred Stock to be issued at Closing is referred to herein as the “Applicable Number” of shares of Series A Preferred Stock. The purchase and sale of the Series A Preferred Stock shall take place at a closing (the “Closing”) at such location and at such time as may be mutually agreed upon by the parties hereto, on the date which is two (2) business days after the satisfaction or written waiver of all of the conditions to the Closing specified in Sections 5 and 5A (the “Closing Date”). At the Closing, the Holding Company shall issue and deliver a certificate or certificates evidencing the shares of Series A Preferred Stock to be sold at the Closing to the Investor in consideration of payment in full by the Investor of the aggregate purchase price therefor by wire transfer of immediately available funds to an account designated by the Holding Company (net of expenses to be paid by the Holding Company hereunder).
          1.3 Use of Proceeds by the Holding Company from the Closing. The Holding Company covenants and agrees that the proceeds from the sale of the Series A Preferred Stock hereunder shall be (i) contributed to the statutory capital and surplus of First Mercury Insurance Company, an Illinois corporation and wholly-owned subsidiary of the Holding Company (“FMIC”) to be invested in accordance with the Business Guidelines (as defined below), (ii) if the closing condition in Section 5.8(a) is satisfied, used to pay the cash portion of the consideration payable to the shareholders of American Risk Pooling Consultants, Inc. and

Public Entity Risk Services of Ohio, Inc. (collectively, “Arpco”) pursuant to the Stock Purchase Agreement between the Investor and the shareholders of Arpco in the form attached hereto as Exhibit B (the “Arpco Stock Purchase Agreement”) which Arpco Stock Purchase Agreement shall provide for, among other things, a consulting and non-competition agreement between Arpco and Jerome Shaw, and (iii) used to pay certain fees and expenses incurred by the Holding Company and, as provided in Section 5.13 and Section 10.2 hereof, certain of the fees incurred by the Investor and Glencoe Capital, LLC, an Illinois limited liability company (“Glencoe”).
          1.4 Adjustment for Loss Reserves. If any shares of Series A Preferred Stock remain outstanding on or after January 1, 2007, the parties shall, if required as set forth below, adjust the Conversion Price (as defined in the Charter) pursuant to following procedures:
               (a) On or before April 1, 2007, the Holding Company shall deliver a written report prepared by a reputable actuarial firm (the “Loss Statement”) setting forth its calculation of the Actual Loss Result. The Holding Company shall provide the Investor and its representatives with all reasonable access to its and its Insurance Companies’ books, records, work papers, calculations and personnel as Investor or such representatives reasonably request to review the Loss Statement.
               (b) If the Investor disputes any portion of the Loss Statement, then the Investor shall provide the Holding Company with a written notice within sixty (60) days after the Holding Company’s delivery of the Loss Statement (the “Loss Statement Objection Notice”). The Loss Statement Objection Notice shall indicate the Investor’s objections to the Loss Statement. If the Investor does not deliver a Loss Statement Objection Notice within the specified sixty (60) day period, then the Loss Statement and the Holding Company’s computation of the Actual Loss Result shall be final and binding on the parties. If the Holding Company and the Investor cannot resolve any objections set forth in the Loss Statement Objection Notice, then such objections shall be resolved by an independent nationally recognized actuarial firm reasonably acceptable to the Holding Company and the Investor (the “Independent Actuarial Firm”). The Holding Company shall provide the Independent Actuarial Firm with all reasonable access to its and its Insurance Companies’ books, records, work papers, calculations and personnel as the Independent Actuarial Firm reasonably requests to review the Loss Statement. The determination of the Independent Actuarial Firm shall be made as promptly as practicable, and in no event later than ninety (90) days after delivery of the Loss Statement, and shall be final and binding on the parties. The fees and expenses of the Independent Actuarial Firm shall be paid by the Holding Company.
               (c) If the Actual Loss Result as finally determined pursuant to Section 1.4(b) above exceeds the amount of Initial Loss Reserves by more than $500,000, then the Conversion Price shall be deemed to have been adjusted as of the date of determination under Section 1.4(b) to account for the excess. The amount equal to the Actual Loss Result less the Initial Loss Reserves less $500,000 shall be the “Excess Reserve Amount”; provided, however, that in no event shall the Excess Reserve Amount exceed $6,500,000. The adjustment shall be based on the following formula:

$85,000,000 – Excess Reserve Amount 14,783.425	=	Deemed Closing Conversion Price
               (d) To the extent any other adjustments to the Conversion Price have been required pursuant to the Charter following the Closing Date, such adjustments shall be recalculated as if the Deemed Closing Conversion Price had been the Conversion Price on the Closing Date.
               (e) For purposes of this Section 1.4, the terms below will be defined as set forth below:
               “Actual Loss Result” shall be calculated as follows:
(a) the total amount that the Insurance Companies have paid from December 31, 2003 to and including December 31, 2006 in connection with the Specialty Policies including (i) Insurance Losses and (ii) Allocated Loss Adjustment Expenses, net of (y) cash recoveries and subrogations actually received on or prior to December 31, 2006 and (z) reinsurance collected or then owed by the applicable reinsurer, calculated in accordance with SAP (net of reasonable reserves); plus
(b) the amount as of December 31, 2006 for the Insurance Companies’ actual or potential loss obligation on the Specialty Policies, including reserves for (i) Insurance Losses, including Insurance Losses incurred but not yet reported and (ii) Allocated Loss Adjustment Expenses and for future loss development, net of, without duplication, reinsurance with respect to the Specialty Policies, all as calculated in accordance with SAP.
               “Allocated Loss Adjustment Expenses” means all allocated loss adjustment expenses incurred with respect to the investigation, adjustment, negotiation, settlement, or defense of a claim or loss under the Specialty Policies or the protection of subrogation rights with respect thereto.
               “Initial Loss Reserves” means the amount of reserves recorded on the books of the Insurance Companies as of December 31, 2003 on account of the Insurance Companies’ actual or potential obligations under the Specialty Policies for (i) Insurance Losses, including Insurance Losses incurred but not yet reported and (ii) Allocated Loss Adjustment Expenses net of reinsurance with respect to the Specialty Policies recorded on the Insurance Companies’ books as of December 31, 2003, all as calculated in accordance with SAP.
               “Insurance Companies” shall mean First Mercury Insurance Company and All Nation Insurance Company.

               “Insurance Losses” means any and all amounts paid or payable, and any and all obligations or liabilities incurred, under the terms of the Specialty Policies, including any amounts payable in excess of the policy limit of the Specialty Policies as a result of alleged or actual negligence in failing to settle or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation of or prosecution of an appeal consequent upon such action and those liabilities and obligations that are outside the provisions of the Specialty Policies, including punitive or exemplary damages, fines, penalties, or any other liabilities, that arise from the handling of any claim under the Specialty Policies.
               “Specialty Policies” means all policies, binders, certificates, cover notes, endorsements, facilities, treaties and other contracts of insurance underwritten, issued, reinsured or entered into by the Insurance Companies with regard to the Insurance Companies’ specialty general liability lines for accident year 2000 through 2003 at or prior to December 31, 2003.
          1.5 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer by the Holding Company of the Series A Preferred Stock to the Investor under this Agreement will be borne and paid by the Holding Company and the Holding Company shall promptly reimburse the Investor for any such tax, fee or duty it is required to pay under applicable law.
SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     In order to induce the Investor to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Investor that the statements contained in this Section 2 are true, complete and correct as of the date hereof and as of the Closing Date. For purposes of this Section 2, the term “Company” shall refer to all of the following:
          (i) the Holding Company and all of its Subsidiaries as of the date hereof; and
          (ii) Quantum Direct Financial Corporation, a Delaware corporation (“Quantum”) and all of its Subsidiaries (collectively, the “Other Subsidiaries”).
     Such representations and warranties are subject to the qualifications and exceptions set forth in the corresponding section of the disclosure schedule attached to this Agreement (the “Disclosure Schedule”). The Disclosure Schedule makes explicit reference to the particular representation or warranty (or section of a representation or warranty) as to which exception is taken, which in each case shall constitute the sole representation and warranty (or section of a representation or warranty) as to which such exception shall apply.
          2.1 Organization and Corporate Power. The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business as a foreign corporation (i) in each jurisdiction listed on Section 2.1 of the Disclosure Schedule and (ii) in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization set forth in Section 2.1 of the Disclosure Schedule, and is duly qualified or registered to do business as a foreign corporation or other entity (i) in each jurisdiction listed on Section 2.1 of the Disclosure Schedule and (ii) in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. The Holding Company and each Subsidiary, as applicable, has all required power and authority: to own and hold its properties; to carry on its business as presently conducted; to enter into and perform this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Management Rights Letter Agreement and the Director Indemnification Agreements (collectively, the “Related Agreements”) to which it is a party and to carry out the transactions contemplated hereby and thereby; and, with respect to the Holding Company, to issue, sell and deliver the Series A Preferred Stock and, upon conversion thereof, to issue and deliver the Conversion Shares. The copies of the Charter Documents of the Company, which have been furnished to the Investor and/or its counsel for review by the Company, are true, complete and correct as of the date hereof, and the Company is not in violation of any term of its Charter Documents. The Company is not in violation of any term or provision of any judgment, decree or order applicable to it or to which it is a party.
          2.2 Authorization and Non-Contravention. This Agreement, the Related Agreements and all documents executed pursuant hereto and thereto are valid and binding obligations of the Holding Company, enforceable in accordance with their terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. The execution, delivery and performance of this Agreement, the Related Agreements and all agreements, documents and instruments contemplated hereby and thereby, the sale and delivery of the Series A Preferred Stock and, upon conversion thereof, the issuance and delivery of the Conversion Shares, have been duly authorized by all necessary corporate or other action of the Holding Company. The execution of this Agreement and the Related Agreements, the sale and delivery of the Series A Preferred Stock and, upon conversion thereof, the issuance of the Conversion Shares, and the performance of any transaction contemplated hereby and thereby will not (i) violate, conflict with or result in a default under (a) any Disclosed Contract, or (b) any provision of the Charter Documents of the Company, (ii) cause the creation of any Lien upon any of the assets of the Company; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Company; (iv) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to federal and state securities or blue sky laws and notices to and/or filings with state insurance regulatory authorities listed on Section 2.2 of the Disclosure Schedule; or (v) accelerate any obligation under, or give rise to a right of termination of, any Permit or Disclosed Contract to which the Company is a party or by which the Company is bound.
          2.3 Corporate Records. The corporate record books of the Company record all corporate action taken by its stockholders, board of directors, and committees thereof accurately in all material respects. The copies of the corporate records of the Company, as delivered to the Investor and/or its counsel for review, are true, complete and correct copies of the originals of such documents.
          2.4 Capitalization. As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Holding Company will consist of (i) the number of shares of Common Stock equal to 60,000 less the Applicable Number of shares of Series A Preferred Stock, of which (a) 12,551.425 shares will be issued and outstanding, (b) 10,000 shares will be reserved for conversion of the Series A Preferred Stock and (c) 5,000 shares will be reserved under the Holding Company’s 1998 Stock Compensation Plan (the “Incentive Plan”); and (ii) the Applicable Number of shares of Series A Preferred Stock, of which only the Applicable Number of shares (as provided in Section 1.2) will be issued and outstanding. As of the Closing and after giving effect to the transactions contemplated hereby, the outstanding shares of Common Stock and Series A Preferred Stock will be held beneficially and of record by the persons identified in Section 2.4 of the Disclosure Schedule in the amounts indicated thereon (and, to the extent that any such shares are subject to vesting, along with the applicable vesting schedule including any acceleration terms thereof). The Company has reserved an aggregate of up to 5,000 shares of Common Stock (as adjusted for stock splits, stock dividends and the like) for issuance under the Incentive Plan, of which as of the date hereof 0 shares have been issued as restricted stock awards, 0 shares have been issued upon exercise of options, 2,232 shares are subject to outstanding, unexercised options and 2,768 shares remain available for future grants. Section 2.4 of the Disclosure Schedule sets forth the name of each holder of options, warrants or rights to purchase Common Stock, or any other securities of the Company, the number of shares for which such options, warrants or rights are exercisable with respect to each holder, along with the applicable vesting schedule (including any acceleration terms thereof), if any, and exercise or purchase price thereof. Except for the Incentive Plan and as disclosed in Section 2.4 of the Disclosure Schedule, neither the Holding Company nor any Subsidiary has ever adopted or maintained any stock incentive plan or other plan providing for equity compensation of any Person. Except as contemplated under this Agreement or otherwise disclosed in Section 2.4 of the Disclosure Schedule, there are no outstanding securities of the Holding Company or any Subsidiary or any subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Holding Company or any Subsidiary. Except as set forth in Section 2.4 of the Disclosure Schedule, neither the Holding Company nor any Subsidiary has any obligation to purchase, redeem, or otherwise acquire any of its or their capital stock or any interests therein. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Holding Company (i) will have been duly and validly authorized and issued and will be fully paid and non-assessable, (ii) will be free and clear of all Liens or restrictions on transfer (other than restrictions under this Agreement, the Related Agreements and applicable federal and state securities laws) imposed by the Company, (iii) to the Company’s knowledge, will be free and clear of all other Liens or restrictions on transfer, and (iv) will have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Conversion Sh ares when issued will be validly issued, fully paid and non-assessable. The relative rights, preferences, provisions, qualifications, limitations and restrictions in respect of each class and series of authorized stock of the Holding Company (including the Series A Preferred Stock) are as set forth in the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, and all such rights, preferences, provisions, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with applicable law, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. As of the Closing and after giving effect to the transactions contemplated hereby, except as set forth in (i) Section 2.4 of the Disclosure Schedule, (ii) the Charter, (iii) the Stockholders Agreement or (iv) the Registration Rights Agreement, there will be (a) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of Holding Company’s capital stock, (b) no rights to have the Holding Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction, (c) no documents, instruments or agreements relating to the voting of the Holding Company’s voting securities or restrictions on the transfer of the Holding Company’s capital stock or (d) no agreement, document or commitment (written or oral) of the Holding Company providing for the acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event with respect to any outstanding securities, options, warrants or other purchase rights.
          2.5 Subsidiaries. Section 2.5 of the Disclosure Schedule sets forth the authorized and issued capital stock of each Subsidiary. Except as set forth on Section 2.5 of the Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized and are validly issued, fully paid and non-assessable and are owned by the Holding Company (or in the case of the Other Subsidiaries will be owned by the Holding Company at Closing), free and clear of any Lien and not subject to any option or right to purchase any such shares or interests. None of the outstanding shares of capital stock of any Subsidiary were issued in violation of the preemptive or other similar rights of any security holder of such Subsidiary. No Subsidiary has violated any applicable foreign, federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. As of the Closing and after giving effect to the transactions contemplated hereby, there will be (a) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of any Subsidiary’s capital stock, (b) no rights to have any Subsidiary’s capital stock registered for sale to the public in connection with the laws of any jurisdiction, (c) no documents, instruments or agreements relating to the voting of any Subsidiary’s voting securities or restrictions on the transfer of any Subsidiary’s capital stock or (d) no agreement, document or commitment (written or oral) of any Subsidiary providing for the acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event with respect to any outstanding securities, options, warrants or other purchase rights. Except as disclosed in Section 2.5 of the Disclosure Schedule, the Company has no written agreement in respect of any strategic partnership or similar relationship and does not own or have any direct or indirect interest in or possess, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          2.6 Financial Statements; Projections.
               (a) Included in Section 2.6(a) of the Disclosure Schedule are (i) the audited balance sheets of the Company as of December 31, 2000, 2001 and 2002 (the balance sheet for the most recently completed fiscal year being referred to as the “Base Balance Sheet”) and the related statements of income, cash flows and stockholders’ equity for the fiscal year then ended, and (ii) the unaudited balance sheet as of September 30, 2003 and the related statements of income, cash flows and stockholders’ equity for the nine (9) month period then ended, all of which statements (including the footnotes and schedules thereto) were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods covered thereby and fairly present the financial condition of the Company on the dates of such statements and the results of their operations and cash flows for the periods covered thereby (except, in the case of the unaudited interim statements, for the absence of footnote disclosures and customary year-end adjustments).
               (b) Included in Section 2.6(b) of the Disclosure Schedule are projections for the Company’s next two (2) fiscal years. Such projections of future financial results are based upon information available to the Company as of the date thereof and upon assumptions believed by the Company to be reasonable, subject to unforeseen general business conditions, world events, and economic factors which are beyond its control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Company. Such projections may not be achieved in the event of any changes in the facts and circumstances upon which such forecasts, projections and assumptions are based which changes could not reasonably have been foreseen at the date on which such projections and assumptions were made. The projections involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied in the forecasts and projections. Nothing in the representation in this Section 2.6(b) shall be deemed a guaranty of achievement of the financial results set forth in such projections.
               (c) Included in Section 2.6(c) of the Disclosure Schedule are (i) audited annual statements of each Subsidiary that is an insurance company as of December 31, 2000, 2001 and 2002, and (ii) unaudited quarterly statements of each Subsidiary that is an insurance company as of March 31, June 30 and September 30, 2003, as filed with the insurance regulatory authority in its state of domicile, together will all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (the “Statutory Statements”), all of which Statutory Statements were prepared in accordance with statutory accounting principles prescribed or permitted by the Subsidiary’s state of domicile (“SAP”) consistently applied during the periods covered thereby and fairly present the financial condition of those Subsidiaries on the dates of such statements and the results of their operations and cash flows for the periods covered thereby, and no insurance regulatory authority has asserted any material deficiency with respect to such Statutory Statements.
               (d) The statutory reserves, and other liability amounts required by GAAP or SAP, as applicable, to be determined using actuarial methods, in the Statutory Statements for the years ended December 31, 2000, 2001 and 2002 for the Company were determined in accordance with commonly accepted actuarial standards applied in each case in a manner consistent with past practices, are fairly stated in accordance with sound actuarial principles, and are based on reasonable actuarial assumptions necessary to meet the requirements of applicable law.

               (e) Section 2.6(e) of the Disclosure Schedule contains a complete, correct and accurate list of each of the securities in the Company’s investment portfolio and their fair market value as of November 30, 2003.
          2.7 Absence of Certain Developments. Except as set forth in Section 2.7 of the Disclosure Schedule, since the date of the Base Balance Sheet, there has been: (a) no Material Adverse Effect; (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any capital stock of the Company; (c) no waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company; (d) no loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor; (e) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant, agent or stockholder of the Company (other than salary increases in the ordinary course of business and consistent with past practice which, individually or in the aggregate, are not material); (f) no material loss, destruction or damage to any property of the Company, whether or not insured; (g) no labor trouble involving the Company and no change in the senior management or other key personnel of the Company or the terms and conditions of their employment; (h) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other material transaction by the Company other than for fair value in the ordinary course of business and consistent with past practice (except for the purchase of the Arpco shares and the merger with Quantum (as defined below)); (i) no material change or amendment to any Disclosed Contract; (j) no notice of termination or amendment of any agreement with any Producer or reinsurer; (k) no sale, assignment, transfer or grant of any exclusive license with respect to any Intellectual Property Right; (l) no action or event which has or could reasonably be expected to have an adverse effect on the Company’s A.M. Best Company, Inc. rating; (m) no material change in the classes and types of insurance business written by the Company; (n) no change in the Company’s reserve practices and methodologies; (o) no material change in the Company’s underwriting standards and practices; or (p) no agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in clauses (a) through (o) above.
          2.8 Absence of Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities or obligations (i) adequately reserved against in the Base Balance Sheet or (ii) accounts payable to third parties incurred since the Base Balance Sheet in the ordinary course of business and in a manner which is consistent with past practices.
          2.9 Accounts Payable; Accounts Receivable.
               (a) Except as set forth in Section 2.9(a) of the Disclosure Schedule, all accounts payable of the Company arose in bona fide arm’s-length transactions in the ordinary course of business and in a manner which is consistent with past practices and no material account payable is delinquent by more than sixty (60) days in its payment. Since the date of the

Base Balance Sheet, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. As of the date hereof, the Company has no account payable to any Person which is known by the Company to be affiliated with it or any of its directors, officers, employees or stockholders, except as set forth in Section 2.9(a) of the Disclosure Schedule.
               (b) All of the reinsurance recoverables, premium receivables and other accounts receivable of the Company (collectively, “Accounts Receivable”) arose in bona fide arm’s-length transactions in the ordinary course of business and are valid and enforceable claims (subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies) not subject to any set-off or counterclaim, and are collectible in the ordinary course of business, subject to the allowance for doubtful accounts stated in the Base Balance Sheet in accordance with GAAP. Since the date of the Base Balance Sheet, except as disclosed in Section 2.9 of the Disclosure Schedule, the Company has collected its Accounts Receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated or intentionally delayed any such collections. Except as set forth in Section 2.9(b) of the Disclosure Schedule, as of the date hereof, the Company does not have any Account Receivable from any Person which is known by the Company to be affiliated with it or any of its directors, officers, employees or stockholders.
          2.10 Transactions with Affiliates; Distributions to Stockholders.
               (a) Except as set forth in Section 2.10(a) of the Disclosure Schedule and for obligations to reimburse employees for customary and reasonable work-related expenses incurred during the ordinary course of their employment, there are no loans, leases, agreements (including any unwritten agreements) or other transactions or continuing transactions nor has there been any such transactions since January 1, 2003 by and between the Company and any officer, employee, director, Affiliate or stockholder (including any trustee or beneficiary of any trust which is a stockholder) of the Company (other than Affiliates which as of the Closing Date are Subsidiaries of the Holding Company), or to the Company’s knowledge any member of such officer’s, employee’s, director’s, Affiliate’s or stockholder’s immediate family or Persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director, Affiliate or stockholder or his or her immediate family (other than Affiliates which as of the Closing Date are Subsidiaries of the Holding Company) (each, an “Affiliated Transaction”). Any such Affiliated Transaction was entered into and has been heretofore conducted in bona fide arm’s-length transactions and approved by the Company’s Board of Directors and/or stockholders in accordance with applicable state law. Except as set forth on Section 2.10(a) of the Disclosure Schedule, no Affiliate of the Company owns any assets used or held for use in the conduct of the business of the Company (other than Affiliates which as of the Closing Date are Subsidiaries of the Holding Company).
               (b) Except as set forth in Section 2.10(b) of the Disclosure Schedule, no distributions, dividends or other payments (other than salary and other compensation) have been made by the Company to any of its stockholders and no stock has been repurchased or redeemed by the Company since December 31, 2002.

          2.11 Title to Properties. Section 2.11 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company owns, leases or subleases. Except as set forth in Section 2.11 of the Disclosure Schedule, the Company has good, valid and (if applicable) marketable title to all of its assets, free and clear of all Liens, and none of such assets is subject to any conditional sale agreement. Such assets constitute all property which is necessary to conduct the business of the Company as currently conducted and all equipment included therein is in good condition and repair (ordinary wear and tear excepted). All leases of real or personal property to which the Company is a party are in full force and effect and afford the Company peaceful possession of the subject matter of the lease. The Company has not received any written notice of any violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. There are no material defaults by the Company, or to the Company’s knowledge by any other party, under any lease or other agreements which might curtail in any adverse manner the present use of the property of the Company.
          2.12 Tax Matters. The Company has timely and properly filed all federal, state, local and foreign Tax returns required to be filed by it through the date hereof. The Company has paid or caused to be paid or accrued all Taxes, required to be paid or accrued by it for all periods for which the applicable statute of limitations has not expired through the date hereof whether disputed or not, excepting only Taxes which are being actively disputed by appropriate proceedings and for which appropriate provision has been made, as set forth in Section 2.12 of the Disclosure Schedule. All Taxes and other assessments and levies which the Company was or is required to withhold or collect including, without limitation, all Taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties have been withheld and collected for all periods for which the applicable statute of limitations has not expired and except for such Taxes which are not yet due and payable, have been paid over to the proper governmental authorities. Except for automatically available extensions for the most recent tax period, there are no current extensions with respect to the payment of Taxes or the filing of Tax returns by or on behalf of the Company. Except as set forth in Section 2.12 of the Disclosure Schedule, (i) the Company has not received written notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the “IRS”) or any other taxing authority; (ii) there are no waivers in effect of applicable statutes of limitations with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting, or to the Company’s knowledge threatening to assert, against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company; and (iv) the Company has never been a member of an affiliated group of corporations filing a consolidated federal income Tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company is not a party to any Tax allocation or sharing arrangement pursuant to which the Company has any continuing liability or obligation. Except as set forth on Section 2.12 of the Disclosure Schedule, the Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2. The Company has not elected to be treated as an S corporation or a consenting corporation pursuant to Section 1362(a) or Section 341(f), respectively, of the Code, nor has it made any other elections pursuant to the Code that could have a Material Adverse Effect.
          2.13 Certain Contracts and Arrangements. Except as set forth in Section 2.13 of the Disclosure Schedule (with true, complete and correct copies delivered to the Investor and/or its counsel), the Company is not a party or subject to or bound by:
          (a) any contract or agreement with any Producer listed in Section 2.18 of the Disclosure Schedule or any reinsurer;
          (b) any contract or agreement involving potential commitment or payment by the Company in excess of $75,000 or which is otherwise material and not entered into in the ordinary course of business and consistent with past practice excluding insurance policies written by the Company in the ordinary course of business;
          (c) any contract, lease or agreement involving payments in excess of $75,000 or which is not cancelable by the Company without penalty on not less than sixty (60) days notice;
          (d) any contract containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or geographic area or with any Person, to solicit customers or to offer any of its products;
          (e) any contract or agreement with (i) any Affiliate of the Company or (ii) to the knowledge of the Company, any stockholder of the Company which involves payments in excess of $75,000;
          (f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;
          (g) any employment contracts, non-competition agreements, loan agreements, severance or other agreements involving payments in excess of $75,000 with officers, directors, employees, stockholders or consultants of the Company or Persons related to or affiliated with such Persons;
          (h) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes, without limitation, anti-dilution rights, voting arrangements or operating covenants;
          (i) any agreement or other arrangement involving payments in excess of $75,000 with any service provider including arrangements pursuant to which investment advisory or management, administrative or other services are performed;
          (j) any agreement or arrangement respecting tax sharing;

          (k) any agreement, understanding or arrangement with any insurance regulatory authority and any agreement, understanding or arrangement with any non-insurance regulatory authority in effect at any time since January 1, 2001;
          (l) any bonus, pension, profit sharing, retirement or stock option plans;
          (m) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any material contract or agreement involving fixed price or fixed volume arrangements;
          (n) any joint venture, partnership, manufacturer, development, distribution, supply or similar agreement;
          (o) any acquisition, disposition, merger or similar agreement or letter of intent with respect to the foregoing;
          (p) any agreement under which it has granted any Person any registration rights, other than the Registration Rights Agreement; or
          (q) any other contract involving payments in excess of $75,000 not executed in the ordinary course of business and consistent with past practice.
          All contracts, agreements, leases and instruments required to be identified on Section 2.13 of the Disclosure Schedule (the “Disclosed Contracts”) are (i) valid and are in full force and effect, (ii) constitute legal, valid and binding obligations of the Company and to the knowledge of the Company are legal, valid and binding obligations of the other party thereto and (iii) are enforceable in accordance with their respective terms, subject to (x) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (y) the effect of rules of law governing the availability of equitable remedies. Except as disclosed in Section 2.13 of the Disclosure Schedule, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of, violation of, or default under any provision of any Disclosed Contract. The Company has not received any notice, and, to the knowledge of the Company, there are no threats of termination or claims of material breach or default by the other party to any Disclosed Contract. The Company is not in material breach or default of, and to the knowledge of the Company no other party is in material breach or default of, any Disclosed Contract, and no condition or event or fact exists which, with written notice, lapse of time or both would constitute a material breach or default thereunder.
          2.14 Intellectual Property.
               (a) Section 2.14 of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property used or held for use by the Company and all jurisdictions where such Intellectual Property is registered or protected or where applications have been filed, together with all patent, registration and application numbers. The Company owns and has the right to use, or, in the case of licensed rights, has valid license rights to use, such Intellectual Property.

               (b) Section 2.14 of the Disclosure Schedule sets forth a true and complete list of, and the Company has made available to the Investor, all licenses, sublicenses and other agreements pursuant to which (i) the Company has authorized any other Person to use Intellectual Property, or (ii) any Person has authorized the Company to use any Intellectual Property.
               (c) The Intellectual Property does not infringe upon, violate or misappropriate the rights of any Person. Consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property or any right pertaining thereto. The Company is not aware of any infringement or unauthorized use by any Person of any Intellectual Property.
          2.15 Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no action, claim, litigation or governmental or administrative proceeding or investigation, including, without limitation, any claim of bad faith or any claim seeking punitive or extracontractual damages, pending or, to the knowledge of the Company, threatened (i) against the Company or (ii) affecting the properties or assets of the Company, (iii) as to matters relating to the Company, against any officer, director or stockholder or key employee of the Company or (iv) which might call into question the validity of, or hinder the enforceability of this Agreement and the Related Agreements. No claim has been asserted in writing against the Company for renegotiation or price redetermination of any business transaction. Section 2.15 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or investigations involving the Company or any of its officers, directors, stockholders or key employees in connection with the business of the Company occurring, arising or existing since December 31, 2002.
          2.16 Labor Matters. The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Except as set forth in Section 2.16 of the Disclosure Schedule or as required by law, upon termination of the employment or engagement of any such employees, consultants or independent contractors, no severance or other payments will become due. Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. The Company is and has been in compliance in all material respects with all applicable laws and regulations, respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no pending charges of employment discrimination, sexual harassment or unfair labor practices except as set forth in Section 2.16 of the Disclosure Schedule, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Company’s knowledge, threatened against or involving the Company. There are no union organizing activities pending or, to the Company’s knowledge, threatened with respect to the Company and, to the Company’s knowledge, no question concerning representations exists respecting the employees of the Company. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. There are no grievances, complaints or charges that have been filed under any dispute resolution procedure. No arbitration or similar proceeding relating to labor matters is pending and no claim therefor has been asserted against the Company. The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986. There are no changes pending or, to the Company’s knowledge, threatened with respect to senior management or any key employees or independent contractors of the Company (including any resignations) nor has the Company received any notice or information concerning any prospective change with respect to such senior management, key employees or independent contractors.
          2.17 Employee Benefit Programs.
               (a) Section 2.17 of the Disclosure Schedule sets forth a list of every Employee Program that is currently maintained by the Company or for which the Company has any liability or obligation and (i) is subject to ERISA, (ii) involves the issuance of options or other securities, or (iii) is otherwise material.
               (b) The terms and operation of each Employee Program comply in all material respects with all applicable laws and regulations relating to such Employee Program. There are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA under any Employee Program and the Company has made all contributions to or payments under each Employee Program as required by law and applicable Employee Program documents. If required, each Employee Program which has been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination or opinion or approval letter from the IRS regarding its qualification under such Section (or an application for such a determination or opinion or approval letter is not yet due to be filed with the IRS with respect to any “disqualifying provision” within the meaning of Treasury Regulations, Section 1.401(b)-1 or has been timely filed and is pending with the IRS or may rely on the opinion letter issued by the IRS to the sponsor of a prototype plan adopted by the Company) and has, in fact, been qualified under the applicable Section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program’s assets were distributed). The Company has no knowledge of any event or omission which would cause such Employee Program to lose its qualification under the applicable Section. The Company is not required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law, and all Employee Programs are terminable at the discretion of the Company without liability to the Company upon or following such termination. No Employee Program is a “multiple employer plan” or a “multiemployer plan,” within the meaning of ERISA or the Code. The Company has never maintained or contributed to any Employee Program providing or promising any health or other nonpension benefits to terminated employees, other than as required by Section 4980B of the Code.
          2.18 List of Certain Employees and Producers.
               (a) Section 2.18(a) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus and deferred compensation paid or payable, for each officer, employee, consultant and independent contractor of the Company who individually received compensation in excess of $50,000 for the fiscal year ended December 31,

2003 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2004.
               (b) Section 2.18(b) of the Disclosure Schedule sets forth the name of the top one hundred (100) Producers of the Company by dollar value of premiums written during the twelve (12) month period prior to the date hereof (the “Major Producers”) showing with respect to each, the name, address and dollar value involved. To the knowledge of the Company, the relationships of the Company with its Producers are good commercial working relationships. Except as set forth in Section 2.18(b) of the Disclosure Schedule, no Producer of the Company has canceled or otherwise terminated its relationship with the Company or has decreased materially its volume of policies written through the Company. No Producer has, to the knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its volume of policies written through the Company.
               (c) each Producer, at the time such Producer wrote, sold or produced business for the Company, to the extent required by law, was duly appointed by the Company to act as a Producer for the Company and, to the Company’s knowledge, was duly licensed as an insurance Producer (for the type of business written, sold or produced by such insurance Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business for the Company; and neither the Company nor to the Company’s knowledge any such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of applicable law in any material respect (including but not limited to, laws relating to the marketing, sale or production of the Company’s products).
          2.19 Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Company are insured under policies maintained by the Company of the type and in amounts set forth in Section 2.19 of the Disclosure Schedule. Except as set forth in Section 2.19 of the Disclosure Schedule and except for claims for health care benefits incurred in the ordinary course of business, there is no claim by the Company pending under any such insurance policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid or not yet due, and the Company is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by the Company with all requirements of applicable law and all agreements and leases to which it is a party. Each such insurance policy shall continue to be in full force and effect immediately following consummation of the transactions contemplated by this Agreement. To the Company’s knowledge, there is no threatened termination of any such policies or arrangements.
          2.20 Licenses and Permits. The Company has all Permits necessary to permit it to own its property and to conduct its business as it is presently conducted and all such Permits are valid and in full force and effect. Except as set forth on Section 2.20 of the Disclosure Schedule, no Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company possesses a license, certificate of authority, permit, authorization or other qualification to transact insurance or reinsurance, including, but not limited to, a qualification to write insurance on a surplus lines or non-admitted basis (a “Qualification”) in each state or other jurisdiction in which the Company is required to possess a Qualification. Section 2.20 of the Disclosure Schedule contains a list of each Qualification held by the Company indicating the jurisdiction and lines of business covered thereby. All such Qualifications are in full force and effect and are not conditioned on the payment of any fee or Tax (except with respect to premium Taxes and/or other fees directly attributable to the writing of insurance business), nor to any regulatory or administrative approval or consent (other than approvals and consents required pursuant to policy form and rate filing requirements). Except as otherwise disclosed in Section 2.20 of the Disclosure Schedule, the Company has not breached any provision of, and is not in default of the terms of, and has not engaged in any activity which would cause revocation or suspension of, any such Qualifications. The Company is not aware of and has not received any notice of any event, inquiry, investigation or limitation of any such Qualification, and to the knowledge of the Company, there is no sustainable basis for any such suspension, revocation or limitation. Except as otherwise disclosed in Section 2.20 of the Disclosure Schedule the Company is not currently the subject of any investigation, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor is the Company operating under any written or oral formal or informal agreement or understanding with the insurance licensing authority of any jurisdiction or any other regulatory authority which restricts the conduct of its business or requires it to take, or refrain from taking, any action.
          2.21 Compliance with Laws.
               (a) The Company is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, including the rules and regulations of the Securities and Exchange Commission which apply to the conduct of its business or any of its assets or properties. The Company has not in the last five (5) years been and is not currently subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company, and is not currently subject to any administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company. Included in Section 2.21(a) of the Disclosure Schedule are copies of the most recent financial examination and market conduct examinations, if any, of the Company or its Subsidiaries, and all responses, correspondence, orders and agreements in connection therewith. Except as disclosed in Section 2.21(a) of the Disclosure Schedule, no financial examination or market conduct examination is ongoing or to the Company’s knowledge is scheduled.
               (b) Section 2.21(b) of the Disclosure Schedule identifies all forms of insurance policies and riders thereto (collectively, “Policies”) currently issued by the Company that have been filed under applicable insurance laws requiring the approval of such forms by regulatory authorities. Section 2.21(b) of the Disclosure Schedule contains a list of each such Policy indicating those Policies which are currently issued and those which are filed pending review by applicable regulatory authorities. All policy applications with respect to Policies currently issued and required to be filed with or approved by applicable authorities under applicable insurance laws have been so filed or approved. Any premium rates with respect to Policies currently issued, required to be filed with or approved by applicable regulatory governmental authorities under applicable insurance laws have been so filed or approved and premiums charged conform thereto. Any premium rate with respect to Policies currently issued or in the past issued comply or complied with, as applicable, all insurance ratings laws and regulations. The Company is in compliance with such filing requirements. No deficiencies have been asserted by any regulatory authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such regulatory authority. The underwriting standards utilized and rates and rating factors and criteria applied by the Company with respect to outstanding Policies have been previously disclosed to the Investor and with respect to any such Policies reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance or other agreement. Section 2.21(b) of the Disclosure Schedule sets forth all currently utilized underwriting, actuarial, reserve (including claims department policies relating to establishing and maintaining appropriate reserves) or investment policies or guidelines of the Company (collectively, “Business Guidelines”).
               (c) The sale, marketing (including, but not limited to, any advertisements and point-of-sale materials) and administration of the Company’s Policies and reinsurance contracts have been conducted in compliance with all federal, state, local and foreign law (including, but not limited to, common law) and regulations applicable to such sale, marketing and administration, including, but not limited to, laws or regulations (i) requiring mandatory disclosure of policy information and (ii) precluding, or granting a remedy with respect to, misrepresentation of insurance policies and reinsurance contracts or non-payment of claims or other unfair trade practices with respect to insureds of the Company in connection with such sale, marketing and administration of the Company’s currently issued insurance Policies. All filings or submissions made by the Company with respect to its Policies or reinsurance contracts with any governmental or other regulatory body were in compliance with applicable law when filed and no deficiencies have been asserted by any such governmental or regulatory body with respect to such filings or submissions that have not been satisfied.
               (d) The Company has (a) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from the Company or (b) provided for all such assessments in the Company’s financial statements to the extent necessary to be in conformity with GAAP or SAP, as applicable.
               (e) Section 2.21(e) of the Disclosure Schedule lists all funds required to be maintained under any applicable insurance law in each jurisdiction in which the Company holds a Qualification (each a “Deposit”). Section 2.21(e) of the Disclosure Schedule accurately sets forth the dollar amount of each such Deposit, the assets which comprise the Deposit and the name of the bank and the number of the bank account in which such Deposit is maintained.
          2.22 Reinsurance. Section 2.22 of the Disclosure Schedule lists all ceded or assumed reinsurance or retrocessional treaties and agreements and facultative certificates to which the Company is currently a party and under which there is liability by either party to such agreement or certificate (collectively, the “Existing Reinsurance Agreements”). Each of the Existing Reinsurance Agreements is valid and binding in all respects in accordance with its terms. The Company does not have any knowledge that the financial condition of any party to an Existing Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated. Except as disclosed in Section 2.22 of the Disclosure Schedule, none of the Existing Reinsurance Agreements contains any provision providing that the other party thereto may terminate such Existing Reinsurance Agreement, whether as a result of a change of control or otherwise. Except as disclosed in Section 2.22 of the Disclosure Schedule, the Company is entitled to take full credit on its statutory financial statements filed with state insurance regulatory authorities with respect to any Existing Reinsurance Agreement pursuant to which the Company has ceded reinsurance. Except as set forth in Section 2.22 of the Disclosure Schedule, no reinsurer of the Company has canceled or otherwise terminated its relationship with the Company and no reinsurer has, to the knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company.
          2.23 Environmental Matters. The Company has complied with and is in compliance with all applicable Environmental Laws (as defined below). The Company has no obligation or liability with respect to any damage to any person, property or the environment (air, water, earth or facilities) as a result of any use or disposal of Hazardous Substances. The Company has no obligation to remediate any Hazardous Substances. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or its premises. The Company has provided the Investor with correct and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Substances or compliance with Environmental Laws with respect to the conduct of its business. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976.
          2.24 Investment Banking; Brokerage. Except as set forth on Section 2.24 of the Disclosure Schedule the Company has not incurred or become liable for any brokerage fees, finder’s fees, banking fees, or similar compensation (collectively “Finder’s Fees”) in connection with the transactions contemplated by this Agreement or based on any arrangement or agreement made by or on behalf of the Company.
          2.25 Securities Exemption. Based in part on the representations made by the Investor in Section 4 hereof, the offer and sale of the Series A Preferred Stock solely to the Investor in accordance with this Agreement and (assuming no change in currently applicable law or the Charter, no transfer of Series A Preferred Stock by the holder thereof and no commission or other remuneration is paid or given, directly or indirectly, for soliciting the issuance of Conversion Shares upon conversion or exercise of the Series A Preferred Stock) the issuance of Conversion Shares are exempt from the registration and prospectus delivery requirements of the Securities Act and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the state in which the Investor is resident, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
          2.26 Information Supplied by the Company. This Agreement (including the schedules and exhibits hereto), the Disclosure Schedule and the certificates and statements furnished pursuant to this Agreement by or on behalf of the Company, together with all other information provided by the Company to the Investor in connection with the transactions contemplated hereby (as of the date such information was prepared), when taken and considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made. To the Company’s knowledge, there is no material fact directly relating to the properties, assets, business, operations, condition (financial or otherwise) or prospects of the Company (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same that has not been set forth in this Agreement or in the Disclosure Schedule.
          2.27 Broker Dealer; Investment Advisor. The Company is not now and never has been engaged in activities that would require the Company to register as a broker-dealer or investment adviser under applicable federal or state law.
SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
     As a material inducement to the Holding Company to enter into this Agreement and consummate the transactions contemplated hereby, the Investor hereby makes to the Holding Company the representations and warranties contained in this Section as of the date hereof and as of the Closing Date.
          3.1 Investment Status. The Investor represents that it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act. The Investor represents to the Holding Company that it is purchasing the Series A Preferred Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration statement or an available exemption under applicable law. The Investor acknowledges that such securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or unless an exemption from such registration is available.
          3.2 Authority. The Investor represents that it has full right, authority and power under its organizational documents to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Investor pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under the Investor’s organizational documents. This Agreement and each agreement, document and instrument executed and delivered by the Investor pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Investor enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; (ii) the effect of rules of law governing the availability of equitable remedies and (iii) to the extent the indemnification provisions contained in this Agreement or the Registration Rights Agreement may be limited by applicable federal or state securities laws.

          3.3 Investment Banking; Brokerage Fees. The Investor has not incurred or become liable for any Finder’s Fee relating to or in connection with the transactions contemplated hereby.
          3.4 Disclosure of Information. The Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series A Preferred Stock and the business, properties, prospects and financial condition of the Company; provided however, that no investigation or inquiry by the Investor shall in any way limit the Investor’s rights with respect to any breach of any representation or warranty hereunder.
SECTION 4 INTERIM CONDUCT COVENANTS OF THE HOLDING COMPANY
     Unless otherwise agreed by the Investor, from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, the Holding Company shall:
          4.1 Conduct of Business. Operate, and cause the Subsidiaries to operate, its and their businesses in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, the Holding Company shall, and shall cause the Subsidiaries to:
               (a) except as contemplated by the Arpco Stock Purchase Agreement or the Quantum Merger Agreement, not authorize or engage in any acquisition of any corporation or business concerns, whether by acquisition of any capital stock or assets, merger or otherwise and whether in consideration of the payment of cash, capital stock or otherwise, make any material investment in another business entity or any joint venture or similar arrangement;
               (b) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets, properties, rights or claims other than in the ordinary course of business and consistent with past practice;
               (c) not issue, or agree to issue any shares of capital stock or securities convertible into or exchangeable for shares of capital stock or declare or pay dividends, repurchase any shares of capital stock or make any distributions of cash, property or securities with respect to any shares of capital stock, other than the issuance of shares of capital stock upon the exercise of currently outstanding options listed in Section 2.4 of the Disclosure Schedule and the amendment of such options to make them exercisable for Common Stock rather than class B common stock;
               (d) not incur any indebtedness other than indebtedness incurred in the ordinary course of business under the Company’s revolving credit facility;
               (e) use its reasonable efforts to preserve and maintain its business as presently conducted and preserve its present relationships with the Producers, customers, lenders, employees and others having business relations with it in the ordinary course of business and in accordance with past practice;
               (f) not change its Business Guidelines;

               (g) not terminate, make any material modifications to or breach any material provision of the Disclosed Contracts;
               (h) not engage in any transactions with the Principal Stockholders or their Affiliates, except ongoing transactions which have been disclosed to the Investor in Section 2.10(a) of the Disclosure Schedule as contemplated herein;
               (i) not make any changes in executive management or the compensation, benefits or terms of their employment; or
               (j) not take or omit to take any action which would create a breach or inaccuracy of the representations and warranties set forth in Section 2, or which could be reasonably anticipated to have a Material Adverse Effect.
          4.2 Quantum Direct Financial Merger. Subject to obtaining the required approval of applicable regulatory authorities, make effective the merger between the Holding Company and Quantum pursuant to the Merger Agreement in the form attached hereto as Exhibit C (the “Quantum Merger Agreement”).
          4.3 Purchase of Arpco Shares. If the Investor elects to assign the Arpco Stock Purchase Agreement to the Holding Company, accept such assignment and, subject to obtaining the required approval of applicable regulatory authorities and obtaining a fairness opinion from Cochran, Caronia & Co. prepared at the expense of the Holding Company regarding the fairness of the consideration to be paid by the Holding Company to the shareholders of Arpco pursuant to the Arpco Stock Purchase Agreement (the “Fairness Opinion”), consummate the closing of the Arpco share purchase pursuant to the Arpco Stock Purchase Agreement (which shall have been assigned to the Holding Company) on the Closing Date and concurrently with the Closing of the transactions contemplated hereunder (it being acknowledged that proceeds from the investment by the Investor hereunder shall be used to consummate the Arpco purchase).
          4.4 Consents and Approvals. Exercise its best efforts to obtain all regulatory and other consents and approvals necessary to fulfill its obligations under and effectuate the transactions contemplated by this Agreement, the Related Agreements and all agreements and documents contemplated hereby or thereby.
          4.5 Notification of Breach. Promptly notify the Investor of any information which makes, or if known to the Holding Company would make, any representation, warranty or covenant of the Holding Company contained herein untrue.
          4.6 Exclusivity. Not solicit, initiate or encourage any other proposal or offer from, or otherwise enter into any other agreements or arrangements (other than this Agreement) with, any other Person (other than the Investor), relating to any Alternative Transaction Proposal.
          4.7 No Action Resulting in Breach. Not take or fail to take any action which would result in a breach of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement, the Related Agreements or any agreement or document contemplated hereby or thereby.

SECTION 5 CONDITIONS OF PURCHASE BY THE INVESTOR
     The Investor’s obligation to purchase and pay for the Series A Preferred Stock to be purchased by it hereunder at the Closing shall be subject to compliance by the Holding Company with the agreements herein contained and to the fulfillment to the Investor’s satisfaction, or the waiver by the Investor, on or before the Closing Date of the following conditions:
          5.1 Satisfaction of Conditions. The representations and warranties of the Holding Company contained in this Agreement shall be true, complete and correct on and as of the Closing Date and each of the conditions specified in this Section 5 shall have been satisfied or waived in writing by the Investor.
          5.2 Performance by the Holding Company. All of the covenants, terms and conditions of this Agreement and the Related Agreements shall be satisfied or performed by the Holding Company on or before the Closing Date.
          5.3 Opinion of Counsel. The Investor shall have received from Dickinson Wright PLLC an opinion dated as of the Closing Date substantially in the form attached hereto as Exhibit D.
          5.4 Authorization. The Board of Directors and stockholders of the Holding Company shall have duly adopted resolutions in form and substance reasonably satisfactory to the Investor and shall have taken all actions necessary for the purpose of authorizing the Holding Company to consummate all of the transactions contemplated hereby (including, without limitation, all consents, permits, waivers and filings necessary for the issuance of the Series A Preferred Stock and the Conversion Shares as contemplated hereunder).
          5.5 Amended and Restated Charter. The Holding Company shall have duly and properly authorized and filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation which shall designate and authorize the Series A Preferred Stock and the Amended and Restated Certificate of Incorporation shall be in effect as of the Closing Date on the terms set forth in Exhibit A hereto. The Holding Company shall have delivered to the Investor and/or its counsel a copy of the Holding Company’s Amended and Restated Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware.
          5.6 Delivery of Documents. The Holding Company shall have executed and delivered to the Investor and/or its counsel (or shall have caused to be executed and delivered to the Investor and/or its counsel by the appropriate Persons) the following:
               (i) Stock Certificates. A certificate or certificates in the name of the Investor for the Series A Preferred Stock to be purchased hereunder at the Closing;
               (ii) Good Standing Certificates. Certificates issued by (a) the Secretary of State (or similar authority) of each applicable jurisdiction certifying that the Holding Company and its Subsidiaries have legal existence and are in good standing and (b) the Secretary of State (or similar authority) of each jurisdiction in which the Holding

Company and its Subsidiaries have qualified to do business as foreign corporations as to such foreign qualification;
               (iii) Officer’s Certificate. Certificates executed by the President of the Holding Company certifying that (a) the representations and warranties of the Holding Company are true, complete and correct and (b) each of the conditions under this Section 5 have been satisfied or waived shall have been delivered to the Investor and/or its counsel;
               (iv) Secretary’s Certificate. A certificate of the Secretary of the Holding Company certifying (a) the resolutions adopted by the Board of Directors and stockholders as contemplated in Section 5.4 hereof, (b) the Holding Company’s bylaws and (c) the names of the officers of the Holding Company authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Holding Company or any of its officers, together with the true signatures of such officers; and
               (v) Other Documents. Such other supporting documents and certificates as the Investor may reasonably request and as may be required pursuant to this Agreement.
          5.7 Quantum Direct Financial Merger. The merger between the Holding Company and Quantum pursuant to the Quantum Merger Agreement shall have been declared effective by all applicable state authorities.
          5.8 Purchase of Arpco Shares.
               (a) If the Investor assigns to the Holding Company its right to purchase the Arpco shares pursuant to the Arpco Stock Purchase Agreement as provided in Section 4.3 hereof, then the Investor shall be satisfied in its sole discretion that all conditions to closing the Arpco Stock Purchase Agreement have been satisfied, that the Holding Company shall have received the Fairness Opinion and that the purchase of the Arpco shares pursuant to the Arpco Stock Purchase Agreement will be completed concurrently with the Closing of the transactions contemplated hereunder; or
               (b) If the Investor does not assign to the Holding Company its right to purchase the Arpco shares pursuant to the Arpco Stock Purchase Agreement and terminates the Arpco Stock Purchase Agreement, the Holding Company and Arpco shall have entered into a cost-sharing agreement reasonably satisfactory to the Investor.
          5.9 Registration Rights Agreement. The Holding Company and the Investor shall have entered into the Registration Rights Agreement in substantially the form attached hereto as Exhibit E.
          5.10 Stockholders Agreement. The Holding Company, the Investor and all other stockholders of the Holding Company collectively owning at least 80% of the shares of Common Stock of the Holding Company as of the Closing Date shall have entered into the Stockholders Agreement in substantially the form attached hereto as Exhibit F.

          5.11 No Material Adverse Effect. There shall not have been any Material Adverse Effect whether or not in the ordinary course of business. The Holding Company shall have conducted its business and operations in the ordinary course of business and consistent with past practice since the date of the Base Balance Sheet.
          5.12 All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement and the Related Agreements, and all documents and instruments related thereto, shall be in form and substance satisfactory to the Investor and its counsel and the issuance and sale of the Series A Preferred Stock hereunder shall be made in compliance with applicable federal and state laws.
          5.13 Investor’s and Glencoe’s Fees; Glencoe Management Fee. The Holding Company shall have paid (or made provision for payment on the flow of funds at Closing) all of the Investor’s and Glencoe’s legal, accounting, consulting, actuarial and other expenses related to the transactions contemplated hereby (collectively, the “Transaction Expenses”) pursuant to Section 10.2 of this Agreement. The Holding Company shall also have entered into an agreement with Glencoe in the form attached hereto as Exhibit G pursuant to which the Holding Company shall pay Glencoe an annual fee of $750,000 in consideration of advisory services to be provided by Glencoe, and the first such annual fee shall have been paid by the Holding Company.
          5.14 No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.
          5.15 Consents and Waivers. The Holding Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement and the Related Agreements, the performance of the transactions contemplated hereby and the continued operation of the business of the Holding Company subsequent to the Closing (except for such as may be properly obtained subsequent to the Closing). The Holding Company and the Investor shall have received all authorizations, waivers, consents and permits, in form and substance satisfactory to the Investor, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Holding Company subsequent to the Closing and the consummation of the transactions contemplated by this Agreement and the Related Agreements, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement and the Related Agreements. Such authorizations, waivers, consents and permits shall include, without limitation, the authorizations, waivers, consents and permits set forth on Schedule 5.15. The Investor shall have received approval from the insurance regulatory authority in the states of domicile of the Holding Company’s insurance company Subsidiaries, and from any other applicable insurance regulatory authority, in a form and subject to any conditions or qualifications satisfactory to the Investor, in order to consummate the transactions contemplated in this Agreement.
          5.16 Election of Directors. The Holding Company shall have taken proper corporate action to fix the size of the Board of Directors at no more than seven (7) members and to elect as directors of the Holding Company in accordance with the provisions of the Stockholders Agreement (pursuant to which four (4) directors are designated by the Principal Common Stockholders (as defined therein) and three (3) directors are designated by the Investor), effective on the Closing Date and immediately after the Closing, three (3) designees of the Investor (the “Series A Directors”), who shall initially be David Evans, Steven Shapiro and Hollis Rademacher. The Holding Company shall have entered into a Director Indemnification Agreement with each of the Series A Directors in the form attached hereto as Exhibit H.
          5.17 Non-Competition and Confidentiality Agreements. Each key employee of the Holding Company or its Subsidiaries identified on the Schedule of Key Employees shall have entered into agreements containing non-competition, non-solicitation, and confidentiality provisions with the Holding Company in the form attached hereto as Exhibit I (the “Non-Competition and Confidentiality Agreement”).
          5.18 Management Rights Letter. The Holding Company and Glencoe Capital Partners III, L.P., a Delaware limited partnership (“Glencoe Capital Partners”), shall have entered into the Management Rights Letter Agreement in substantially the form attached hereto as Exhibit J.
          5.19 Employment Agreement. The Holding Company and Jerome Shaw shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit K.
          5.20 Option Exercise. Currently outstanding stock options to acquire 865.5 shares of common stock for an aggregate exercise price of $1,434,720 as more particularly described on Schedule 5.20 shall have been exercised and all proceeds thereof, together with general corporate funds of the Holding Company, shall have been used to redeem outstanding shares of preferred stock of the Holding Company held by ANIC for a redemption price not to exceed $2,000,000. The Company shall have obtained commitment letters from Jerome Shaw, Richard Smith and William Weaver to exercise stock options to acquire a total of (i) 127.8 shares of common stock for an aggregate purchase price of $207,632 on or before July 15, 2004 and (ii) 235.3 shares of common stock for an aggregate purchase price of $379,632 on or before July 15, 2005. Notwithstanding anything herein to the contrary, any option holder exercising options pursuant to this Section 5.20 shall be permitted to pledge the shares of common stock received from such exercise as security for loans obtained to finance such exercise, and any pledgee thereof may exercise its rights under such pledge, subject to the terms of the Stockholders Agreement.
          5.21 Termination of Executive Benefit Plans. The Holding Company shall have terminated the First Mercury Financial Corporation Executive Benefit Plan effective October 1, 1998 and the Quantum Direct Financial Corporation Executive Benefit Plan effective December 29, 1998 and all participants in such Executive Benefit Plans other than Michael

Pinsel shall have consented to such termination without any further liability to the Holding Company as a result of the transactions contemplated by this Agreement or otherwise, except for any liability related to the Pinsel litigation disclosed on Section 2.15 of the Disclosure Schedule.
SECTION 5A CONDITION OF THE HOLDING COMPANY
     The Holding Company’s obligation to issue the Series A Preferred Stock hereunder at the Closing shall be subject to the fulfillment on or before the Closing Date of the following condition:
          5A.1 Consents and Waivers. The Holding Company shall have received the consents and authorizations described on Schedule 5A.1; provided, that such failure shall not have resulted from a breach of any covenant hereunder by the Holding Company.
SECTION 6 POST-CLOSING COVENANTS OF THE COMPANY
     Until the occurrence of a Qualified Public Offering or an Extraordinary Transaction (as defined in the Charter) in which all the outstanding Series A Preferred Stock is converted to cash or marketable securities, the Company agrees with the Investor that it shall comply with the following covenants except as shall otherwise be expressly agreed pursuant to a written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock. For purposes of this Section 6, the term “Company” shall be deemed to include the Holding Company and all Subsidiaries of the Holding Company, including any Subsidiary of the Holding Company formed or acquired after the date of this Agreement.
          6.1 Financial Statements. The Company shall maintain a system of accounts from which financial statements prepared in accordance with GAAP consistently applied can be derived, keep full and complete financial records and furnish to the Investor each of the following reports: (a) within one hundred five (105) days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with consolidated statements of income and cash flow of the Company for such year, audited by BDO Seidman, LLP or other independent public accounting firm of similar stature selected by majority of the Holding Company’s Board of Directors (such majority to include the Series A Directors), each of the foregoing balance sheet and statements of income and cash flow to set forth in comparative form the corresponding figures for the prior fiscal period; (b) within sixty (60) days after the end of each of the first three (3) fiscal quarters of the Company, an unaudited consolidated balance sheet of the Company as at the end of such quarter and an unaudited consolidated statement of income and cash flow for the Company for such quarterly period and for the year to date, including the corresponding figures for the prior fiscal periods in comparative form, and accompanied with a certificate of the President, Vice President of Finance or the Chief Financial Officer or similar officer of the Holding Company, on behalf of the Company, stating that nothing has come to the attention of management of the Company which would indicate that such financial statements were not true, complete and correct in all material respects as of the date thereof; (c) within thirty (30) days after the end of each monthly accounting period, a monthly management report in form and substance consistent with past practice; (d) promptly after the same are available, copies of any financial statements and reports that the Company shall send or make available generally to any of its stockholders or any regulatory authority (other than tax returns or other reports provided to regulatory authorities in the ordinary course of business); and (e) such other financial information as the Investor may reasonably request. Concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of this Section 6.1, the Company shall deliver to the Investor a duly completed, true and correct Compliance Certificate in the form attached hereto as Exhibit L with respect to the operational covenants set forth in Section 6.2 signed by the President or Chief Financial Officer of the Holding Company. Each Compliance Certificate shall be prepared based on the financial statements with which it is required to be delivered and shall include a copy of the most recent estimate of the Company’s Best’s Capital Adequacy Ratio prepared by A.M. Best.
          6.2 Operational Covenants.
               (a) Shareholder’s Equity. The Company shall not permit or suffer the consolidated shareholder’s equity of the Company, determined on a consolidated basis in accordance with GAAP, but excluding the effects of FASB 115, measured as of the end of each fiscal quarter of the Company beginning with the fiscal quarter ending September 30, 2004, to be less than the sum of: (i) $72,500,000 increased on a cumulative basis by 50% of the Company’s Net Income for each succeeding fiscal quarter of the Company ended after the Closing Date, provided, if Net Income is negative, such number will be zero; and (ii) 50% of the net proceeds to the Company from the issuance of any capital stock (to the extent permitted by this Agreement, the Charter and the Stockholders Agreement) after the Closing Date.
               (b) Leverage Ratio. The Company shall not permit or suffer the Leverage Ratio to be greater than the ratio shown below for the period corresponding thereto, in each case as determined as of the end of any fiscal quarter of the Company beginning with the fiscal quarter ending September 30, 2004:
               (i) 0.40 to 1.0 at any time from and including the Closing Date to and including December 31, 2004;
               (ii) 0.375 to 1.0 at any time from and including January 1, 2005 to and including December 31, 2005;
               (iii) 0.35 to 1.0 at any time from and including January 1, 2006 to and including December 31, 2006;
               (iv) 0.325 to 1.0 at any time from and including January 1, 2007 to and including December 31, 2007; and
               (v) 0.30 to 1.0 at any time from and including January 1, 2008 and thereafter.
               (c) Fixed Charge Coverage Ratio. The Company shall not permit or suffer the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the end of any fiscal quarter of the Company, beginning with the fiscal quarter ending September 30, 2004, to be less than 4.0 to 1.0 at any time from and including the Closing Date and thereafter.

               (d) Risk-Based Capital. The Company shall not permit “total adjusted capital” (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the Closing Date (the “Model Act”)) of FMIC, ANIC or of any of its future Insurance Subsidiaries (on a combined basis), in each case as determined as of the end of any fiscal quarter of the Company at any time from and including the first day of the fiscal quarter ending September 30, 2004 and thereafter to be less than 162.5% of the applicable “Company Action Level RBC” (within the meaning of the Model Act) for such Insurance Subsidiary.
               (e) Surplus. The Company shall not permit or suffer the “surplus as regards policyholders” (calculated in accordance with SAP), as determined as of the end of any fiscal quarter of FMIC, ANIC or of any of its future Insurance Subsidiaries (on a combined basis) beginning with the fiscal quarter ending September 30, 2004, at any time to be less than the sum of: (i) $57,500,000; (ii) 50% of the Company’s Net Income for each succeeding fiscal quarter of the Company ended after the Closing Date, provided, if Net Income is negative, such number will be zero; and (iii) 50% of the net proceeds to the Company from the issuance of any capital stock (to the extent permitted by this Agreement, the Charter and the Stockholders Agreement) after the Closing Date that would be considered as such “surplus as regards policyholders”.
               (f) Adjustment to Covenants. Notwithstanding anything to the contrary contained herein, in the event the Credit Agreement is amended, restated, or refinanced, or a new credit agreement is entered into by the Company with a different lender or lenders, and the financial covenants set forth in such credit agreement become more restrictive on the Company than those set forth in this Section 6.2 or Section 6.14, the covenants set forth in this Section 6.2 and Section 6.14 shall automatically be adjusted so that such covenants are at least as restrictive on the Company as the covenants set forth in the credit agreement. In addition, if such credit agreement contains financial covenants which are not included herein, this Section 6.2 or Section 6.14 shall be amended to include such new covenants which are at least as restrictive on the Company as the additional financial covenants contained in such credit agreement. Finally, the parties shall negotiate in good faith and agree to equitable amendments to this Section 6.2 and Section 6.14 in the event that the Investor does not assign the Arpco Stock Purchase Agreement to the Holding Company or the acquisition of the stock of Arpco pursuant to the Arpco Stock Purchase Agreement does not close.
          6.3 Intentionally Omitted.
          6.4 Annual Plan. The Company shall prepare and submit to the Investor (i) a detailed annual capital and operating budget and business plan for the Company for each fiscal year of the Company and (ii) a detailed annual plan for the succeeding fiscal year (for each quarter within such fiscal year) which sets forth the Company’s reserve, actuarial, reinsurance (including, without limitation, the Company’s plan for quota share, excess share, aggregate stop loss, and extra contractual punitive damages reinsurance coverages) policy (together, the “Annual Plan”), in each case, at least thirty (30) days prior to the beginning of each fiscal year. The Annual Plan shall be substantially in the form of the Annual Plan for fiscal year 2004 attached hereto as Exhibit M. The Annual Plan shall be subject to approval by the affirmative vote or written consent of the Board of Directors, including a majority of the Series A Directors. If the Board of Directors, including a majority of the Series A Directors, does not approve the

Annual Plan, the Annual Plan for the prior fiscal year shall remain in effect until such approval is obtained.
          6.5 Corporate Existence and Permits. The Company will keep in full force and effect its corporate existence and shall use reasonable best efforts to keep in full force and effect and comply with all Permits (except such rights as the Company has reasonably determined are not material to the Company’s continuing operations).
          6.6 Compliance with Laws. The Company shall comply with all applicable statutes, ordinances, orders, rules, regulations, policies and practices promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business.
          6.7 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, against liability and the perils of casualty, fire, business interruption, and extended coverage in commercially reasonable amounts of coverage to the extent customarily maintained by companies in the same or similar business, and of similar size, as the Company. The Company will also maintain insurance against other hazards and risks and liability to Persons and property in commercially reasonable amounts and to the extent and in the manner customary for companies engaged in the same or similar business and of similar size, including errors and omissions liability insurance.
          6.8 Directors and Officers Insurance. The Company shall obtain, maintain and continue to pay the premiums on directors and officers liability insurance from financially sound and reputable insurers in the amount of $1,000,000; provided, however, that if the Company fails to obtain or continue to pay the premiums on such insurance, any Series A Director may purchase his or her own policy of directors and officers liability insurance or pay such premiums and obtain reimbursement from the Company therefor.
          6.9 Information and Inspection. The Company will furnish to the Investor such information as may reasonably be requested by the Investor regarding the Company’s business and during the Company’s normal business hours and as often as the Investor shall reasonably request, permit any authorized representative designated by the Investor to visit and inspect any of its properties, including its books and records (and to make copies and extracts therefrom), and to discuss its affairs, finances and accounts with its officers. The Investor’s expenses in connection with such inspections shall be covered by (and not in addition to) the annual management fee paid by the Company to the Investor. The Investor agrees to keep the financial information delivered pursuant to Section 6.1, the budget information delivered pursuant to Section 6.4 and such other information delivered or made available to Investor under this Section 6.9 or otherwise under this Agreement (other than information about the Company which is in the public domain) confidential and to use, and to use its reasonable efforts to insure that its authorized representatives use, the same degree of care as the Investor uses to protect its own confidential information, except that the Investor may disclose such proprietary or confidential information to any partner, employee, affiliate, authorized representative, subsidiary, parent or prospective transferee of the Investor solely for the purpose of evaluating its investment in the Company as long as such partner, employee, affiliate, authorized representative, subsidiary, parent or prospective transferee is advised of, and agrees to be bound by, the confidentiality provisions of this Section 6.9. In addition, in connection with a potential sale of the Company or its assets which is initiated by the Investor in accordance with the terms of the Stockholders’ Agreement, the Investor may disclose proprietary or confidential information to any prospective purchaser of the Company or its assets provided such purchaser executes a confidentiality agreement with respect thereto. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that access by the Investor to any such confidential information of the Company shall not (i) preclude an individual who has seen such confidential information from working on similar investment opportunities for the Investor, provided that such individual does not use or make reference to such confidential information and does not divulge the substance of such confidential information, or (ii) preclude the Investor’s employees and representatives from utilizing information that becomes part of their general business and industry skill and knowledge.
          6.10 Enforcement of Certain Agreements. The Holding Company hereby authorizes and empowers the Investor to enforce all of the Holding Company’s rights under the Stockholders Agreement, the Shaw Non-Competition and Confidentiality Agreements, the Arpco Stock Purchase Agreement (including the decision to make the Section 338(h)(10) Election (as defined therein)) and irrevocably appoints the Investor as its true and lawful agent and attorney-in-fact (with full power of substitution) to effectuate the foregoing. The Holding Company agrees that it will not waive or release any rights under, or make any amendment or modification to, any such agreements without the written approval of the Investor.
          6.11 Investment Expenses. The Company shall pay and hold the Indemnified Parties (as defined in Section 7.2) harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred by them, including, without limitation, the reasonable fees and disbursements of counsel, in connection with the enforcement of this Agreement and the agreements, documents and instruments contemplated hereby and executed pursuant hereto.
          6.12 Payment of Taxes. The Company shall pay and discharge all lawful Taxes, assessments and governmental charges or levies imposed upon it or its property before the same shall become in default; provided, however, that the Company shall not be required to pay and discharge any such Tax, assessment, charge, levy or claim so long as the validity thereof is being contested by it in good faith by appropriate proceedings and an adequate reserve therefor has been established.
          6.13 Negative Covenants.
               (a) So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not, nor permit any Subsidiary to, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting as a single class:
               (i) amend, alter, repeal or waive any provision of, or add any provision to the Charter Documents of any Subsidiary (whether by merger, consolidation or otherwise) or change the number of directors of the Board of any Subsidiary;

               (ii) increase or decrease the number of authorized shares of Common Stock or Preferred Stock of any Subsidiary or create any additional class or series of Common Stock or Preferred Stock of any Subsidiary;
               (iii) effect any liquidation, dissolution or winding up of any Subsidiary or voluntarily file or consent to the filing of any insolvency or bankruptcy proceedings;
               (iv) declare or pay dividends or make any distributions of cash, property or securities of any Subsidiary with respect to any shares of any Subsidiary’s Common Stock or any other capital stock other than dividends payable solely in shares of Common Stock or dividends payable solely to the Holding Company;
               (v) repurchase, redeem, retire or otherwise acquire (directly or indirectly, through one or more subsidiaries or otherwise) any of the outstanding capital stock of any Subsidiary, except for the repurchase of shares from officers, directors, employees or consultants upon termination of employment or association at the original cost of such shares;
               (vi) Except as otherwise contemplated by the Annual Plan, (i) change the nature of its insurance business, underwrite any new lines of insurance not existing on the Closing Date or materially change its Business Guidelines; or (ii) change in any material respect any of the specific or aggregate risk exposure profiles set forth in the Annual Plan;
               (vii) agree with any applicable regulator to restrict FMIC’s ability to make dividends or distributions (other than as required by law);
               (viii) increase the number of Reserved Employee Shares (as defined in the Charter), or approve any new stock option plan or stock purchase plans or otherwise modify or amend the Company’s existing stock option plans or stock purchase plans; or
               (ix) engage in any transactions with the Company’s Principal Stockholders or their Affiliates or Related Persons.
               (b) So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not, nor permit any Subsidiary to, without first having obtained the affirmative vote or written consent of the Board of Directors, including a majority of the Series A Directors:
               (i) (A) authorize, issue or enter into any agreements providing for the issuance, contingent or otherwise, of any notes or debt securities, incur any indebtedness for borrowed money (other than (I) indebtedness existing as of the Series A Issuance Date (as defined in the Charter), (II) indebtedness incurred in the ordinary course of business under the Company’s revolving credit facility not to exceed $13,500,000, or (III) indebtedness otherwise incurred to an entity other than an Affiliate in the ordinary course of business in aggregate amount not to exceed $1,000,000), or

(B) except for deposits with state regulators for licensing purposes, incur any liens or pledge as security for any obligations of the Company other than with respect to permitted indebtedness described above or agree to limit Subsidiary dividends;
               (ii) Except as otherwise contemplated by the Annual Plan, (A) enter into, amend or terminate, or agree to enter into, amend or terminate, any contract or agreement involving potential commitment or payment by the Company in excess of $300,000; or (B) make any loans or payments to any third party or to any officers, directors, employees or affiliates of the Company (other than in the ordinary course of business);
               (iii) authorize or engage in any acquisition of any corporation or business concerns, whether by acquisition of any capital stock or assets, merger or otherwise and whether in consideration of the payment of cash, capital stock or otherwise, make any material investment in another business entity or any joint venture or similar arrangement;
               (iv) sell any assets (including assets of any Subsidiary) or Subsidiaries, other than (A) sales of investment securities in the ordinary course of business, (B) sales of other assets which are obsolete or are to be replaced with assets of similar utility, (C) sale of assets otherwise not material to conduct of business of the Holding Company or any Subsidiary, and (d) sales or other dispositions of assets which in the aggregate do not constitute a Substantial Portion of the consolidated assets of the Holding Company and its Subsidiaries;
               (v) make any changes to the compensation, benefits or terms of employment of Jerome Shaw;
               (vi) delegate any duties of the Board of the Company or any Subsidiary to a committee; or
               (vii) issue, or agree to issue any shares of capital stock or securities, notes or other instruments convertible into or exchangeable for shares of capital stock, other than the issuance of Excluded Shares (as defined in the Charter).
               (c) So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not, without first having obtained the written consent of both members of the Executive Committee:
                    (i) make any changes in the Company’s executive management or the compensation, benefits or terms of their employment, excluding Jerome Shaw; or
                    (ii) amend or modify the Annual Plan.
               (d) The Company shall not, by amendment of the Charter Documents or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions set forth herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment. Any successor to the Company shall agree, as a condition to such succession, to carry out and observe the obligations of the Company hereunder with respect to the Series A Preferred Stock.
          6.14 Pre-Tax Operating Income. The Company shall not permit or suffer the Pre-Tax Operating Income of the Company for the twelve (12) month period ending on the end of any fiscal quarter of the Company to be less than $12,487,000 at any time from and including the first day of the fiscal quarter ending September 30, 2004 to and including the fiscal quarter ending December 31, 2004, or less than $17,673,000 at any time from and including January 1, 2005 to and including December 31, 2005.
SECTION 7 SURVIVAL; INDEMNIFICATION; REMEDIES
          7.1 Survival of Representations, Warranties and Covenants. All covenants, agreements, representations and warranties of the Holding Company, the Subsidiaries and the Investor made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to the Investor in connection herewith (i) are material, shall be deemed to have been relied upon by the party or parties to whom they are made and shall survive the Closing indefinitely regardless of any investigation on the part of such party or its representatives, and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Holding Company or any Subsidiary by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investor’s successors and assigns and to its transferees, whether so expressed or not; provided however, that the representations and warranties contained in Section 2, other than Sections 2.1, 2.2, 2.4 and 2.5 which shall survive indefinitely, shall survive Closing for a period of three (3) years from the date hereof; and provided further that the representations and warranties in Sections 2.12 and 2.17 shall survive Closing for a period of six (6) months following the expiration of the applicable statutes of limitation.
          7.2 Indemnification.
               (a) Without limitation of any other provision of this Agreement, the Holding Company and the Subsidiaries agree to defend, indemnify and hold the Investor, its Affiliates and its and their respective direct and indirect partners, members, stockholders, directors, officers, employees, agents and representatives and Affiliates (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”) harmless from and against any and all losses, claims, damages (including, without limitation, damages measured by diminution in value), obligations, liens, assessments, judgments, fines, liabilities and other costs and expenses, including, without limitation, interest, penalties and any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are actually incurred by the Indemnified Parties, of any kind or nature whatsoever (collectively, “Losses”) which are sustained or suffered by any such Indemnified Party, (i) arising out of, based upon or in connection with any breach of any representation or warranty, or, subject to Section 7.3 hereof, any covenant or agreement made by the Holding Company or any Subsidiary in this Agreement or in any schedule, exhibit, certificate or agreement delivered in connection with this Agreement or (ii) to the extent not prohibited by the Delaware General Corporation Law or other applicable law, in their capacity as a director, stockholder, representative or controlling person of the Holding Company or any Subsidiary, or as a result of any action taken or omitted to be taken by the Holding Company or any Subsidiary, without regard to any investigation by any of the Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with third party or governmental claims including, without limitation, claims under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (“Laws”); provided, that (x) the Investor shall not be entitled to indemnification pursuant to this clause (ii) with respect to any Losses which result solely and exclusively from a breach by the Investor of the representations and warranties set forth in Section 3.1, 3.2 or 3.3 and (y) no Indemnified Party shall be entitled to indemnification pursuant to this clause (ii) to the extent the liability for which indemnity is sought arises from the gross negligence or intentional misconduct of the Indemnified Party.
               (b) The Investor agrees to defend, indemnify and hold the Holding Company harmless from and against any and all Losses which may be sustained or suffered by the Holding Company, its stockholders, directors, officers, employees, agents, representatives and Subsidiaries, arising out of, based upon or in connection with any breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement or in any schedule, exhibit, certificate or agreement delivered in connection with this Agreement.
               (c) Notwithstanding the foregoing, no claim for indemnification shall be asserted by the Investor until the Investor has claims for Losses that in the aggregate exceed $500,000 and thereafter the Investor shall be entitled to recover all its Losses including the initial $500,000; provided, however, that this paragraph (c) shall not apply to Losses arising from any breach of Section 6.5, 6.6, 6.8 or 6.11.
               (d) In determining whether or not there has been a breach of any of the representations, warranties, covenants or agreements contained in this Agreement or in any schedule, exhibit, certificate or agreement delivered in connection herewith, for purposes of determining the Holding Company’s obligation to indemnify the Investor under Section 7.2(a) and not for purposes of determining if a Tier 1, Tier 2 or Tier 3 Default has occurred hereunder, all references to a Material Adverse Effect and all materiality qualifications included in such representations, warranties, covenants or agreements shall be disregarded.
          7.3 Other Remedies.
               (a) Upon the occurrence and during the continuance of a Tier 3 Default, the Dividend Rate (as defined in the Charter) and the Makewhole Rate (as defined in the Charter) accrued or payable pursuant to the Charter shall increase by two percent (2%). The Investor’s sole and exclusive remedies against the Company with respect to a Tier 3 Default (other than a Tier 3 Default relating to Section 6.11) shall be as set forth in this paragraph (a) and

(except in the case of the A.M. Best Default) to seek specific performance or other equitable relief.
               (b) Upon the occurrence of a Tier 2 Default, the Investor shall have the remedies set forth in this paragraph (b). Such remedies shall be cumulative and shall be in addition to every other remedy given hereunder, or, now or hereafter existing or available to the Investor at law or equity or by statute; provided, that the Investor shall not be entitled to indemnification for monetary damages for a Tier 3 Default that becomes a Tier 2 Default (other than a Tier 3 Default relating to Section 6.11).
                    (i) pursuant to the Stockholders Agreement, the Investor shall be entitled to appoint two (2) additional members to the Holding Company’s Board of Directors;
                    (ii) pursuant to the Charter, the Dividend Rate and the Makewhole Rate shall increase by two percent (2%) (except where such Tier 2 Default results from an uncured Tier 3 Default, in which case the Dividend Rate and the Makewhole Rate shall not be increased by an additional two percent (2%) in excess of the amount set forth in paragraph (a) above);
                    (iii) pursuant to the Registration Rights Agreement, the Investor shall be entitled to exercise its demand registration rights at any time prior to the expiration of two (2) years following Closing or at any time thereafter;
                    (iv) pursuant to the Stockholders Agreement, the Investor shall be entitled to transfer its Shares (as defined in the Stockholders Agreement) at any time prior to the expiration of two (2) years following Closing or at any time thereafter without the prior written consent of any other party; and
                    (v) pursuant to the Stockholders Agreement, the Investor shall be entitled to exercise its drag-along rights at any time prior to the expiration of two (2) years following Closing or at any time thereafter.
               (c) Upon the occurrence of a Tier 1 Default, the Investor shall have the remedies set forth in this paragraph (c). With respect to a Tier 1 Default set forth in clause (i) and (iii) of the definition of Tier 1 Default, the Investor’s sole and exclusive remedy against the Company with respect to such default shall be as set forth in this paragraph (c). With respect to a Tier 2 Default set forth in clause (ii) of the definition of Tier 1 Default, the Investor’s remedies shall be cumulative and shall be in addition to every other remedy given hereunder, or, now or hereafter existing or available to the Investor at law or equity or by statute.
                    (i) the Investor shall have all of the remedies which are available to it upon a Tier 2 Default pursuant to clause (b) above; and
                    (ii) pursuant to the Stockholders Agreement, the Investor shall be entitled to exercise its drag-along rights with a minimum Equity Value (as defined in the Stockholders Agreement) requirement of $152,500,000, provided the Investor initiates the sale process within one (1) year of the Tier 1 Default (it being understood that the Investor shall not be obligated to consummate such sale within one (1) year of the default for the minimum price requirement to be so reduced.)
               (d) The Company shall promptly advise the Investor of any event which has or is reasonably likely to result in a Default, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.
               (e) Notwithstanding anything to the contrary contained in this Section 7.3, the Investor shall not be limited or precluded from seeking all available remedies, including indemnification and reimbursement for costs and expenses with respect to the covenants of the Company set forth in Sections 6.8 and 6.11 hereof.
SECTION 8 DEFINITIONS
     Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:
     “Accounts Receivable” has the meaning set forth in Section 2.9(b) of this Agreement.
     “Affiliate” of a Person means any person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise, including control within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.
     “Affiliated Transaction” has the meaning set forth in Section 2.10(a) of this Agreement.
     “Agreement” has the meaning set forth in the Introduction.
     “Alternative Transaction Proposal” means any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of ten percent (10%) or more of the total assets of the Holding Company or any Subsidiary, (ii) any direct or indirect acquisition or purchase of ten percent (10%) or more of any class of equity securities of the Holding Company or any Subsidiary, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any Person beneficially owning ten percent (10%) or more of any class of equity securities of the Holding Company or any Subsidiary, (iv) any equity or debt financing, or series of equity or debt financings, of the Holding Company or any Subsidiary resulting in gross proceeds to the Holding Company or any Subsidiary of $1,000,000 or more other than the issuance of stock upon the exercise of currently outstanding stock options, (v) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Holding Company or any Subsidiary other than the Quantum Merger, or (vi) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.
     “ANIC” means All Nation Insurance Company.
     “Applicable Number” has the meaning set forth in Section 1.2 of this Agreement.

     “Arpco” has the meaning set forth in Section 1.3 of this Agreement.
     “Arpco Stock Purchase Agreement” has the meaning set forth in Section 1.3 of this Agreement.
     “Base Balance Sheet” has the meaning set forth in Section 2.6(a) of this Agreement.
     “Business Guidelines” has the meaning set forth in Section 2.21(b) of this Agreement.
     “CERCLA” has the meaning set forth in Section 2.23 of this Agreement.
     “Charter” means the Amended and Restated Certificate of Incorporation of the Holding Company attached hereto as Exhibit A.
     “Charter Documents” means the Charter and the bylaws of the Holding Company and the certificate of incorporation and bylaws, certificate of formation and operating agreement, certificate of limited partnership and limited partnership agreement or other organizational documents, as applicable, of the Subsidiaries.
     “Closing” has the meaning set forth in Section 1.2 of this Agreement.
     “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means the commitment of Bank One, NA to make loans to the Holding Company pursuant to the Credit Agreement in amounts not exceeding an aggregate principal amount outstanding of $13,500,000 reducing by $250,000 on the last day of each calendar quarter, commencing September 30, 2003.
     “Common Stock” has the meaning set forth in Section 1.1 of this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit L with respect to the operational covenants set forth in Section 6.2 of this Agreement (including the Company’s estimate of its Best’s Capital Adequacy Ratio), properly completed and signed by the President or Chief Financial Officer of the Holding Company.
     “Conversion Price” has the meaning set forth in the Charter.
     “Conversion Shares” has the meaning set forth in Section 1.1 of this Agreement.
     “Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 25, 2003 by and between the Holding Company and Bank One, NA, as may be amended, restated or refinanced from time to time.
     “Deposit” has the meaning set forth in Section 2.21(e) of this Agreement.
     “Deemed Closing Conversion Price” has the meaning set forth in Section 1.4(c) of this Agreement.

     “Default” means a Tier 1 Default, Tier 2 Default or Tier 3 Default.
     “Director Indemnification Agreement” means the Director Indemnification Agreement in the form of Exhibit H hereto, dated as of the Closing Date, to be executed by the Holding Company and each of the Series A Directors.
     “Disclosed Contracts” has the meaning set forth in Section 2.13 of this Agreement.
     “Disclosure Schedule” has the meaning set forth in Section 2 of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “Employee Program” means any employee benefit or welfare plan, savings and investment plan, retirement, pension, profit sharing, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement or any similar plan or agreement.
     “Environmental Law” has the meaning set forth in Section 2.23 of this Agreement.
     “Excess Reserve Amount” has the meaning set forth in Section 1.4(c) of this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Committee” has the meaning set forth in the Stockholders Agreement.
     “Existing Reinsurance Agreements” has the meaning set forth in Section 2.22 of this Agreement.
     “Fairness Opinion” has the meaning set forth in Section 4.3 of this Agreement.
     “FASB 115” means Financial Accounting Standards Board Statement Number 115.
     “Fixed Charge Coverage Ratio” means, for the twelve (12) month period ended on the end of any fiscal quarter of the Company, the ratio of (a) the sum of: (i) maximum dividends available to be paid to the Company from its Insurance Subsidiaries without regulatory approval for the four (4) consecutive fiscal quarters then ended (i.e. the greater of ten percent (10%) of the Insurance Subsidiaries’ capital plus surplus or the Insurance Subsidiaries’ net income for the four (4) consecutive fiscal quarters then ended) plus (ii) dividends paid to the Company from non-insurance administrative services or marketing Subsidiaries for the four (4) consecutive fiscal quarters then ended plus (iii) without duplication of any amounts referred to in clause (i) or (ii), cash and cash equivalents held by the Company to (b) the sum of (i) Total Interest Expense for the four (4) consecutive fiscal quarters then ended, plus (ii) scheduled reductions to the Commitment for the four (4) consecutive fiscal quarters then ended, plus (iii) all dividends, distributions and other obligations paid or payable with respect to the Company’s capital stock for the four (4) consecutive fiscal quarters then ended.
     “FMIC” has the meaning set forth in Section 1.3 of this Agreement.

     “Finder’s Fee” has the meaning set forth in Section 2.24 of this Agreement.
     “GAAP” has the meaning set forth in Section 2.6 of this Agreement.
     “Glencoe” has the meaning set forth in Section 1.3 of this Agreement.
     “Glencoe Capital Partners” has the meaning set forth in Section 5.18 of this Agreement.
     “Hazardous Substances” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which are now defined, listed or identified as “hazardous” (including “substances” or “wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law which is applicable to the site in question, including asbestos, chlorinated solvents, polychlorinated biphenyls, radon, fuel oil, petroleum (including its derivatives, by-products or other hydrocarbons) and any other dangerous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic material which is prohibited, limited, controlled or regulated under any applicable Environmental Law.
     “Holding Company” has the meaning set forth in the introduction to this Agreement.
     “Incentive Plan” has the meaning set forth in Section 2.4 of this Agreement.
     “Indemnified Parties” has the meaning set forth in Section 7.2(a) of this Agreement.
     “Independent Actuarial Firm” has the meaning set forth in Section 1.4(b) of this Agreement.
     “Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar governmental authority charged with regulating insurance companies or insurance holding companies, in its state of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
     “Insurance Subsidiary” means any Subsidiary of the Holding Company, the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Laws of its state of domicile.
     “Intellectual Property” means all patents, patent registrations, patent applications, trademarks, trademark registration applications, service marks, service mark registration applications; trade names, logos, copyrights, copyright applications, copyright registrations, know-how, processes, trade secrets, proprietary data, formulae, and other intangible property used or held for use by the Holding Company and all rights thereunder or in respect thereof, including rights to sue and collect and remedies against past, present and future infringements or misappropriations thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof used or held for use by the Holding Company.
     “Investor” has the meaning set forth in the introduction to this Agreement.

     “IRS” has the meaning set forth in Section 2.12 of this Agreement.
     “Knowledge” “Known” (whether or not capitalized) means the knowledge of Jerome Shaw, Richard Smith, William Weaver, Marcia Paulsen, Tom Dulapa, John Bures, Brian Hurst, Frank McGovern, Rob Butterworth and Dick Barrett after reasonable investigation.
     “Laws” has the meaning set forth in Section 7.2(a) of this Agreement.
     “Leverage Ratio” means, as of the end of any fiscal quarter of any Person, the ratio of: (a) Total Debt of such Person to (b) Total Capital of such Person, all as determined in accordance with GAAP.
     “Lien” means any lien, claim, option, charge, pledge, mortgage, security interest, voting agreement, trust, encumbrance, right or restriction of any nature.
     “Losses” has the meaning set forth in Section 7.2(a) of this Agreement.
     “Loss Statement” has the meaning set forth in Section 1.4(a) of this Agreement.
     “Loss Statement Objection Notice” has the meaning set forth in Section 1.4(b) of this Agreement.
     “Major Producers” has the meaning set forth in Section 2.18(b) of this Agreement.
     “Management Rights Letter Agreement” means the Management Rights Letter Agreement in the form of Exhibit J hereto, dated as of the Closing Date, to be executed by the Holding Company and Glencoe Capital Partners.
     “Material Adverse Effect” means any change or effect that is materially adverse to the properties, assets, business, condition (financial or otherwise), or results of operations of the Holding Company and its Subsidiaries, taken as a whole.
     “Model Act” has the meaning set forth in Section 6.2(d) of this Agreement.
     “NAIC” means the National Association of Insurance Commissioners.
     “Net Income” of any Person, means, for any period, the net income (after deduction for income and other taxes of such Person determined by reference to income or profits of such Person) for such period (but without reduction for any net loss incurred for any fiscal year during such period), taken as one accounting period, all as determined in accordance with GAAP.
     “Non-Competition and Confidentiality Agreement” has the meaning set forth in Section 5.17 of this Agreement.
     “Other Subsidiaries” has the meaning set forth in Section 2 of this Agreement.
     “Permits” means any franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges.

     “Person” means any individual, association, corporation, partnership, limited liability company, joint venture, estate, trust or unincorporated organization or any government or any agency or political subdivision thereof including, without limitation, any partner, officer, director, member or employee of such Person.
     “Policies” has the meaning set forth in Section 2.21(b) of this Agreement.
     “Pre-Tax Operating Income” means consolidated Net Income before income taxes, calculated in accordance with GAAP consistently applied (excluding income from discontinued operations).
     “Principal Stockholder” has the meaning set forth in the Stockholders’ Agreement.
     “Producers” means agents, brokers, general agents, managing general agents, reinsurance intermediaries and insurance producers that sell, market, solicit or underwrite the Policies of the Holding Company or any Subsidiary.
     “Qualification” has the meaning set forth in Section 2.20 of this Agreement.
     “Quantum” has the meaning set forth in subsection (ii) of the introductory paragraph of Section 2 of this Agreement.
     “Quantum Merger Agreement” has the meaning set forth in Section 4.2 of this Agreement.
     “Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit E hereto, dated as of the Closing Date, to be executed by and between the Holding Company and the Investor.
     “Related Agreements” has the meaning set forth in Section 2.1 of this Agreement.
     “Related Person” shall mean (a) with respect to a particular individual natural Person: (i) each member of such individual natural Person’s Family (as defined below), including such individual natural person, and (ii) each Affiliate of such individual natural Person’s Family; and (b) with respect to a specified Person other than an individual natural Person, each Affiliate of the specified Person. For purposes of this definition, the “Family” of an individual natural Person includes (i) the individual natural Person in question, (ii) such individual natural Person’s spouse, and (iii) each other individual natural Person who is related by blood, adoption or marriage to the individual natural Person or the individual natural Person’s spouse within the second degree.
     “SAP” has the meaning set forth in Section 2.6(c) of this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Director” has the meaning set forth in Section 5.16 of this Agreement.
     “Series A Preferred Stock” has the meaning set forth in Section 1.1 of this Agreement.

     “Shaw Non-Competition and Confidentiality Agreement” means the agreement containing non-competition, non-solicitation and confidentiality provisions between the Holding Company and Jerome Shaw.
     “Statutory Statements” has the meaning set forth in Section 2.6(c) of this Agreement.
     “Stockholders Agreement” means the Stockholders Agreement in the form of Exhibit F hereto, dated as of the Closing Date, to be executed by and among the Holding Company, the Investor and all other stockholders of the Holding Company.
     “Subsidiary” means (i) any corporation more than fifty percent (50%) of the outstanding voting securities of which, or any partnership, joint venture or other entity more than fifty percent (50%) of the total equity interest of which, is directly or indirectly owned by the Holding Company or any other entity otherwise controlled by or under common control with the Holding Company and (ii) the Other Subsidiaries.
     “Substantial Portion” means, with respect to the assets of the Holding Company and its Subsidiaries, assets which (i) represent more than 10% of the consolidated assets of the Holding Company and its Subsidiaries as would be shown in the consolidated financial statements of the Holding Company and its Subsidiaries as of the end of the immediately preceding fiscal year, or (ii) is responsible for more than 10% of the consolidated net income of the Holding Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
     “Taxes” means any federal, state, local, foreign or other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income.
     “Tier 1 Default” means:
     (i) a breach by the Company of any of the covenants set forth in Section 6.2 or Section 6.14 or, prior to September 30, 2004, a breach by the Company of any of the covenants set forth in Section 5.5, 5.6, 5.7, 5.8 or 5.10 of the Credit Agreement;
     (ii) a Tier 2 Default identified in clause (ii) of the definition thereof which results in a Material Adverse Effect on the Company or on the Investor’s investment hereunder; or
     (iii) any breach of the non-competition obligations contained in the Shaw Non-Competition and Confidentiality Agreement or any breach by Richard Smith of the non-competition obligations contained in his employment agreement with the Company.
     “Tier 2 Default” means:
     (i) a breach by the Company of any of the covenants set forth in Sections 6.5, 6.6 or 6.12 which, individually or in the aggregate, has a Material Adverse Effect on the Company or on the Investor’s investment hereunder; provided, that if the Company learns of a breach which might result in a Material Adverse Effect, and the breach is cured before a Material Adverse Effect occurs, a Tier 2 Default shall not be deemed to have occurred;
     (ii) a material breach by the Company of any of the covenants set forth in Section 6.13, which breach remains uncured to the reasonable satisfaction of the Investor for a period of forty five (45) days following delivery of written notice of such breach by the Investor to the Company; provided, that if such breach is not capable of being cured, a Tier 2 Default shall be deemed to have occurred at the time of such breach;
     (iii) a Tier 3 Default which remains uncured to the reasonable satisfaction of the Investor for a period of ninety (90) days (other than a Tier 3 Default set forth in clause (ii) of the definition thereof); or
     (iv) a breach by the Company of any of the representations and warranties set forth in Section 2 which, individually or in the aggregate, results in a Material Adverse Effect on the Company or on the Investor’s investment hereunder; provided, that all materiality qualifications (including references to a Material Adverse Effect) included in such representations and warranties shall be disregarded for purposes of determining whether a Material Adverse Effect has occurred.
     “Tier 3 Default” means (i) a material breach by the Company of any of the covenants set forth in Sections 6.1, 6.4, 6.7, 6.9, 6.10 or 6.11 which remains uncured to the reasonable satisfaction of the Investor for a period of forty five (45) days following delivery of written notice of such breach by the Investor to the Company, or (ii) the failure of the Company to obtain an A.M. Best Company, Inc. rating of “A-” or better by December 31, 2004 (the “A.M. Best Default”).
     “Total Capital” means, as of any date, the sum of (a) Total Debt, plus (b) common equity of the Holding Company and its Subsidiaries, plus (c) preferred equity of the Holding Company and its Subsidiaries, all on a consolidated basis.
     “Total Debt” means, as of any date, all indebtedness of the Holding Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.
     “Total Interest Expense” means, for any period, total interest and related expense (including, without limitation, that portion of any capitalized lease obligation attributable to interest expense in conformity with GAAP, amortization of debt discount, all capitalized interest, the interest portion of any deferred payment obligations, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, the net costs and net payments under any interest rate hedging, cap or similar agreement or arrangement, prepayment charges, agency fees, administrative fees, commitment fees and capitalized transaction costs allocated to interest expense) paid, payable or accrued during such period, without duplication for any other period, with respect to all outstanding indebtedness of the Holding Company and its Subsidiaries, all as determined for the Holding Company and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.
     “Transaction Expenses” has the meaning set forth in Section 5.13 of this Agreement.

SECTION 9 TERMINATION
          9.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated or abandoned at any time prior to the Closing:
               (a) by the mutual written consent of the Holding Company and the Investor;
               (b) by the Investor within fourteen (14) days of the date hereof if it is not satisfied in its sole discretion with respect to the Company’s prospects of obtaining an A.M. Best Company, Inc. rating of “A-” or better by December 31, 2004;
               (c) by the Holding Company or the Investor if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or
               (d) by the Holding Company or the Investor, as applicable, if one or more of its conditions set forth in Sections 5 or 5A of this Agreement has not been fulfilled by June 30, 2004; provided, that neither party may terminate this Agreement for a failure to satisfy a condition that results from its breach of any provision of this Agreement.
          9.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that each party shall remain liable pursuant to Section 8 for any breach of any representation, warranty, covenant or agreement prior to any termination of this Agreement; provided further that the provisions of Sections 10.1, 10.2, 10.4, 10.5, 10.6, 10.7 and 10.8 shall survive termination of this Agreement.
SECTION 10 GENERAL
          10.1 Amendments, Waivers and Approvals. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of the Holding Company and the Investor (in accordance with the immediately succeeding sentence). The Holding Company agrees to pay the reasonable fees and out-of-pocket expenses of the Investor’s counsel in connection with the waiver or amendment of any provision of this Agreement, the Related Agreements and any agreement executed pursuant hereto. For purposes of this Agreement and all agreements executed pursuant hereto, all matters requiring the consent or approval of the Investor shall require the consent or approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

          10.2 Investor’s and Glencoe’s Fees and Expenses. The Holding Company agrees that on the Closing Date the Holding Company shall reimburse all of the Investor’s and Glencoe’s Transaction Expenses and shall pay Glencoe an investment structuring fee equal to (a) $1,450,000, if the Applicable Number is as set forth in Section 1.2(i), or (b) $1,300,000 if the Applicable Number is as set forth in Section 1.2(ii); provided, however, that in the event that the Closing does not occur by June 30, 2004, the Holding Company shall reimburse the Investor and Glencoe for fifty percent (50%) of all of their Transaction Expenses in an amount not to exceed $250,000.
          10.3 Legend on Securities. The Holding Company and the Investor acknowledge and agree that the following legend (or one substantially similar thereto), together with any legend required pursuant to the Stockholders Agreement and any other legend required by applicable state law shall be typed on each of the Series A Preferred Stock certificates issued hereunder:
     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS AGREEMENT DATED AS OF JUNE 7, 2004 BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.
     THE COMPANY WILL PROVIDE TO ANY HOLDER HEREOF UPON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SHARES OF EACH CLASS OF THE COMPANY’S AUTHORIZED STOCK.
     A certificate shall not bear such legend if, in the opinion of counsel reasonably satisfactory to the Holding Company, the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.
          10.4 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

          10.5 Section Headings and Gender. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.
          10.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.
          10.7 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, facsimile, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) business days after being sent by overnight delivery providing receipt of delivery, to:
     if to the Holding Company:
First Mercury Financial Corporation
29621 Northwestern Highway
Southfield, MI 48034
Attn: Richard Smith
Telephone: (248) 358-4010
Facsimile: (248) 353-5879
     or at such other address designated by the Holding Company to the Investor in writing with a copy to:
Dickinson Wright PLLC
215 S. Washington Square, Suite 200
Lansing, MI 48933-1816
Attn: Joseph A. Fink, Esq.
Telephone: (517) 371-1730
Facsimile: (517) 487-4700
     if to the Investor:
FMFC Holdings, LLC
222 West Adams Street
Suite 1000
Chicago, IL 60606
Fax: (312) 795-0455
Attn: Douglas Patterson
     or at such other address designated by the Investor to the Holding Company in writing with a copy to:
McDermott, Will & Emery

227 West Monroe Street
Chicago, IL 60606
Fax: (312) 984-7700
Attn: Scott M. Williams
          10.8 Jurisdiction; Venue; Waiver of Jury Trial.
               (a) Each of the parties to this Agreement hereby agrees that the state and federal courts of the State of Illinois shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining directly or indirectly to this Agreement, and all documents, instruments and agreements executed pursuant hereto or thereto, or to any matter arising herefrom (unless otherwise expressly provided for herein or therein). To the extent permitted by law, each party hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by any of the other parties hereto in any of such courts, and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. Each of the parties waives any claim that Chicago, Illinois is an inconvenient forum or an improper forum based on lack of venue. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.
               (b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          10.9 Remedies; Severability. Subject to the provisions of Section 7.3 hereof, it is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance in the federal or state courts in the State of Illinois (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.
          10.10 Assignment. The Investor may transfer the rights set forth in this Agreement to (i) any Affiliate or limited partner, manager, member or shareholder of the Investor or its direct or indirect owners to whom the Investor has transferred shares of Series A

Preferred Stock, or (ii) any transferee who receives at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.
          10.11 Adjustment. All references to share amounts and prices herein shall be equitably adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the capital stock of the Holding Company.
          10.12 Entire Agreement; Integration. This Agreement, including the exhibits, schedules, documents and instruments referred to herein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the term sheet dated December 10, 2003 between the Investor and the Holding Company in respect of the transactions contemplated herein.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

HOLDING COMPANY:

FIRST MERCURY FINANCIAL CORPORATION

By:	/s/ Richard H. Smith

Name:	Richard H. Smith

Title:	President

INVESTOR:

FMFC HOLDINGS, LLC

By:	Glencoe Capital, LLC
Its:	Manager

By:	/s/ David S. Evans

Name:	David S. Evans

Title:	President

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SCHEDULE OF KEY EMPLOYEES
Jerome Shaw
Richard Smith
Frank McGovern
Richard Barrett
John Bures
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ASSUMPTION AGREEMENT
     This Assumption Agreement (this “Agreement”) is made and entered into as of August 17, 2005 by and among First Mercury Holdings, Inc., a Delaware corporation (“Holdings”), First Mercury Financial Corporation, a Delaware corporation (“FMFC”), and FMFC Holdings, LLC, a Delaware corporation (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Series A Convertible Preferred Stock Purchase Agreement dated March 1, 2004 between FMFC and the Investor, as amended (the “Securities Purchase Agreement”).
     WHEREAS, pursuant to the Securities Purchase Agreement, the Investor purchased 400 shares of Series A Convertible Preferred Stock of FMFC (the “FMFC Preferred Stock”);
     WHEREAS, Holdings, the Investor and certain stockholders and option holders of FMFC are parties to a Stock Contribution Agreement (the “Exchange Agreement”, and the transactions contemplated thereby being referred to as the “Exchange”) pursuant to which, among other things, the Investor shall contribute to Holdings all of its shares of FMFC Preferred Stock and receive in exchange 400 shares of Series A Convertible Preferred Stock of Holdings (on terms substantially the same as the FMFC Preferred Stock and on a fully accreted basis with all accrued and unpaid dividends) (the “Holdings Preferred Stock”); and
     WHEREAS, Holdings desires to assume certain provisions of the Securities Purchase Agreement such that the rights of the Investor as a holder of FMFC Preferred Stock are preserved when the Investor is issued shares of Holdings Preferred Stock upon consummation of the Exchange.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Assumption. Holdings hereby assumes all of the obligations of FMFC pursuant to Section 1.4 and Section 7.3 of the Securities Purchase Agreement. Holdings acknowledges and agrees that all rights and remedies available to the holders of FMFC Preferred Stock pursuant to Section 1.4 and Section 7.3 of the Securities Purchase Agreement shall be available to the holders of Holdings Preferred Stock. Accordingly, the Conversion Price, Dividend Rate and Makewhole Rate of the Holdings Preferred Stock shall be adjusted in the same manner and to the same extent as the Conversion Price, Dividend Rate and Makewhole Rate of the FMFC Preferred Stock would be pursuant to the Securities Purchase Agreement (the “Adjustments”). FMFC acknowledges and agrees that all of its other obligations under the Securities Purchase Agreement shall continue in full force and effect. Investor acknowledges that its exclusive remedy for breach of any obligation of FMFC is the obligations to make the Adjustments assumed by Holdings hereunder.
     2. Preservation of Rights. Holdings acknowledges and agrees that any rights which the Investor has prior to the Exchange as a holder of FMFC Preferred Stock shall be preserved as a holder of Holdings Preferred Stock and Holdings hereby assumes all obligations of FMFC relating
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thereto, including the obligation to pay any accrued and unpaid dividends on the FMFC Preferred Stock.
     3. References to FMFC Preferred Stock. All references to the FMFC Preferred Stock in the Securities Purchase Agreement, as such references pertain to any action requiring the consent or approval of the holders of FMFC Preferred Stock, shall be deemed to refer to the Holdings Preferred Stock and the holders thereof.
     4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors, assigns and heirs. Neither FMFC nor Holdings may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval each of the other parties hereto.
     5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (either of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
     8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
* * *
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOLDINGS:

FIRST MERCURY HOLDINGS, INC.
By:

Name:

Title:

FMFC:

FIRST MERCURY FINANCIAL CORPORATION
By:

Name:

Title:

INVESTOR:

FMFC HOLDINGS, LLC

By:	Glencoe Capital, LLC
Its:	Manager

By:

Name:

Title:

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